As filed with the Securities and Exchange Commission on November _, 1999
                          Registration No. __________
    -------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     ---------------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                   ROEX, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its charter)


          California                     2833                  86-0888532
-----------------------------  ----------------------------  ----------------
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)     Classification No.)           Code Number)

                      2801 BUSINESS CENTER DRIVE, SUITE 185
                                IRVINE, CA 92612
                                 (949) 476-8675
             ---------------------------------------------------------
             (Address and telephone number of Registrant's principal
               executive offices and principal place of business)


                          Rodney H. Burreson, President
                                   Roex, Inc.
                      2081 Business Center Drive, Suite 185
                                Irvine, CA 92612
           ---------------------------------------------------------
           Name, address, and telephone number of agent for service)

                                   Copies to:

                            William B. Barnett, Esq.
                        Law Offices of William B. Barnett
                       15233 Ventura Boulevard, Suite 1110
                             Sherman Oaks, CA 91403

Approximate date of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offeringpursuant to Rule 462(b) under the Securities Act, please check the following boxand list the Securities Act registration number of the earlier effectiveregistration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) underthe Securities Act, check the following box and list the Securities Actregistration statement number of the earlier effective registration statementfor the same offering. / /

If  this  Form is a  post-effective  amendment  filed  pursuant  to Rule  462(d)
underthe Securities Act, check the following box and list the Securities Actregistration statement number of the earlier effective Registration statementfor the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434,check the following box. / /

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /


                         CALCULATION OF REGISTRATION FEE

Title of Each Class of                              Proposed Maximum
  Securities to be          Amount to be             Offering Price          Proposed Maximum        Amount of
     Registered              Registered                 Per Share           Aggregate Offering      Registration Fee
-----------------------   --------------           ------------------      --------------------    -----------------

Common Stock                1,000,000                   $  5.00                 $5,000,000              $1,475 #

Total                       1,000,000                                           $5,000,000              $1,475


----------------

#    Estimated solely for purposes of calculating the registration fee.


We may amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall later become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on a date that the Securities and Exchange Commission, acting under Section 8(a), may determine.

                 SUBJECT TO COMPLETION. DATED NOVEMBER ___, 1999

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE'RE NOT ALLOWED TO SELL THE COMMON STOCK OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL OUR STOCK NOR DOES IT SOLICIT OFFERS TO BUY OUR STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                1,000,000 Shares

                                   ROEX, INC.

                                  Common Stock

This is an initial public offering of shares of ROEX, Inc. All of the 1,000,000 shares of common stock are being sold by ROEX directly to the investors. No underwriter or broker/dealer has been retained by ROEX to assist in the sale of the shares.

There is no public market for the shares covered by this offering. Upon the close of this offering, application will be made for quotation of the common stock on the NASD's OTC Bulletin Board under the symbol "ROEX." The initial offering price of $5.00 per share may not reflect the market price after the initial offering.

The shares offered in this Offering are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment. SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.


                                                     Underwiting
                               Price to             Discounts and                  Proceeds to
                                Public              Commissions (1)                 Company (2)
----------------------        ------------        -------------------             ----------------
Per Share                      $     5.00                --                        $       --
----------------------        ------------        -------------------             ----------------
Total - Minimum                $2,500,000                --                        $2,500,000
----------------------        ------------        -------------------             ----------------
Total - Maximum                $5,000,000                --                        $5,000,000
----------------------        ------------        -------------------             ----------------




See Notes on following page.

The Offering is being made on a "best efforts, all-or-none" basis as to the first 500,000 shares, and on a "best efforts" basis as to the remaining shares. This means that Roex must sell the minimum number of shares (500,000) if any are sold. If 500,000 shares are not sold within 90 days from the date of this prospectus (which period can be extended for an additional 90 days by Roex), all funds received will be promptly refunded to investors in full, without interest, or deduction, in accordance with an escrow agreement with (Bank). If 500,000 shares are sold, the Offering will continue without any provision for refund:
(1) until all of the remaining 500,000 shares are sold; (2) until 90 days (up to 180 days if so extended) from the date of this prospectus, or (3) upon the prior termination of the Offering by Roex, whichever occurs first

Notes to Table


(1) Although there are currently no placement agents or NASD broker/dealers associated with our offering, we may retain them to assist us in selling the shares. We may pay selling commissions to such placement agents and/or broker/dealers of up to 13% of the gross offering proceeds.

(2) The Proceeds will be reduced by other expenses of the Offering, such as legal, accounting and printing, payable by Roex estimated to be $200,000.


You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from or additional to that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of time of delivery of this prospectus or of any sale of our common stock.


                       ADDITIONAL INFORMATION IS AVAILABLE

This prospectus is part of a registration statement on Form SB-2 filed under the Securities Act of 1933, as amended (which is referred to later as the "Securities Act"). This prospectus does not contain all of the information in the Registration Statement and its exhibits. Statements in this prospectus about any contract or other document are just summaries. You may be able to read the complete document as an exhibit to the Registration Statement.

Roex will have to file reports under the Securities Exchange Act of 1934, as amended (which is referred to later as the "Exchange Act"). You may read and copy the Registration Statement and our report at the Securities and Exchange Commission's (which is referred to later as the "Commission") public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. (You may telephone the Commission's Public Reference Branch at 800-SEC-0330.) Our Registration Statement and reports are also available on the Commission's Internet site at http://www.sec.gov.

We intend to furnish our stockholders with annual reports containing financial statements audited by an independent public accounting firm after the end of each fiscal year.

                               PROSPECTUS SUMMARY

The following summary does not contain all the information that may be important to you. You should read this entire prospectus carefully, especially "Risk Factors" and the financial statements and related notes included elsewhere in this prospectus, before deciding to invest in shares of our common stock. This prospectus contains forward-looking statements that are based upon the beliefs of our management, but involve risks and uncertainties. Our actual results or experience could differ significantly from the results discussed in the forward-looking statements.

                                      ROEX

Our company, Roex, Inc. ("the Company" or "Roex"), was incorporated in California on October 5, 1994 to develop and market its own line of dietary supplement products using scientifically based branded ingredients. Our founder and President, Rodney H. Burreson, has been an athlete and body builder for a number of years and has experienced a myriad of ailments and injuries resulting from these activities. He became committed to finding and developing non-pharmaceutical solutions to improve his own quality of life. Not content with the then current products and formulas on the market, Mr. Burreson, through education and research, began to develop his own formulas that combined the highest quality and best ingredients to form more comprehensive products that would meet his own specific health needs. The Company's first product was the super antioxidant, called Procyanidin or PC-95, a grape seed extract, which was first sold in April 1995. Since introducing PC-95, the Company has added twelve more dietary supplement products to its product line and is committed to providing only the highest quality products to meet its customers' specific health needs. The Company, has grown from under a million dollars of annual sales to approximately $4 million for the year ended December 31, 1998, and in excess of $4 million for the first nine months of 1999. The Company currently markets its products primarily through radio programming. Mr. Burreson appears live on local talk radio shows in New York, Los Angeles and Southern Florida. The format is one-half and one-hour radio infomercials, with interactive customer call-ins. We have recently added the Internet as a vehicle for marketing the Roex products.

                          Our Address/How to Contact Us

Our principal executive office is located at 2081 Business Center Drive, Suite 185, Irvine, California 92612 and our telephone number is (949) 476-8675, our FAX number is (949) 476-8682. Our main website address is www.roex.com.

                                  THE OFFERING

Common Stock offered
   by the Company(1). . . . . . . . .       1,000,000 Shares (maximum offering)

                    . . . . . . . . .         500,000 Shares (minimum offering)
Common Stock to be outstanding
   after this Offering  . . . . . . .       6,288,584 Shares (maximum offering)

                        . . . . . . .       5,788,584 Shares (minimum offering)

Use of Proceeds . . . . . . . . . . .       We will  use the  proceeds  to,
                                            increase  our  inventory  of
                                            products,  add new  radio  markets,
                                            reduce  our debt and for working
                                            capital and other general corporate
                                            purposes.
Proposed NASD's OTC
  Bulletin Board Symbol . . . . . . .       ROEX


                             HOW TO PURCHASE SHARES

Included as the final page of this prospectus is a subscription agreement which must be completed by the potential investors in order to purchase the Common Stock offered hereby. The page containing the subscription agreement is perforated to enable it to be detached. In order to subscribe to purchase the Common Stock, please detach, complete and execute the subscription agreement, include a check made payable to "Roex Subscription Account" and return the executed subscription agreement and payment to the Roex Subscription Account, 2081 Business Center Drive, Suite 185, Irvine, CA 92612 as soon as possible. The minimum amount that may be subscribed for is 100 shares. There is no maximum. Subscriptions will be given priority based upon their date of receipt. In the event that the minimum number of 500,000 shares is not subscribed, all amounts received will be returned without interest or deduction. In the event that the Company terminates this offering after the Initial Closing, all amounts received shall be returned without interest or deduction.

                        SUMMARY OF FINANCIAL INFORMATION

The following table summarizes the financial data of our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.



                                           Nine                              Year
                                       Months Ended                         Ended
                                       September 30                       December 31
                                1999                  1998           1998               1997
                            -----------           -----------    ------------        -----------
                                       (Unaudited)                          (Audited)

Operating Data

Net Sales                   $ 4,115,068           $ 3,002,565    $ 3,934,910         $ 3,023,518

Net Income (Loss)           $   417,212           $  (437,327)   $  (463,264)        $  (511,847)


Net Income (Loss)
 Per Share:
  Basic and Diluted         $      0.08           $     (0.09)   $     (0.10)        $     (0.11)


Weighted Average
 Common Equivalent
 Shares Outstanding:
  Basic and Diluted           5,288,201             4,686,059      4,826,870           4,536,233



                                      September 30                 December 31
                                          1999                        1998
                                      ------------                -------------
                                       (Unaudited)                  (Audited)


Balance Sheet Data

Working Capital(Deficit)             $  (312,448)                 $  (267,223)
Total Assets                             628,623                      383,182
Net Stockholders'
  Equity(Deficit)                       (512,079)                    (940,541)

                                  RISK FACTORS

An investment in our Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully before making any investment decisions with respect to purchasing our Common Stock. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Roex's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to such difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus.

Risks Associated With Our Financial Position.

Our business has only recently shown a profit. Since we commenced operations in October 1994, we have accumulated net losses through September 30, 1999 of $1,144,766 and a stockholders' deficit of $512,079. Although we operated profitably for the nine months ended September 30, 1999, we still had a net working capital deficit of $312,448. Although we expect to be profitable for the year ending December 31, 1999, we cannot assure that a year-end profit will be realized or that profitability will continue in the future.

We have a high level of debt. As of September 30, 1999, our debt, including short term and long term, was approximately $1,140,000, of which, $100,000 was obtained as a bridge finance for this offering, while our total assets were only $628,623. We intend to use approximately $800,000 of the proceeds from this offering to reduce debt substantially.

Best Efforts Offering; Minimum Number of Shares to be Sold. Roex is offering its Common Stock on a "best efforts" basis. There can be no assurance that all of the 1,000,000 shares of Common Stock will be sold. If we are unable to sell at least 500,000 shares of our Common Stock, this offering will be cancelled and all monies collected from subscribers and held in escrow will be returned to such subscribers without interest or deduction. Furthermore, if all of the 1,000,000 shares of Common Stock being offered are not sold, we may be unable to fund all the intended uses described herein. If net proceeds from this offering are less than anticipated, funds from alternative sources or working capital generated by us may not be sufficient to fund any uses not financed by the proceeds of the offering. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Plan of Distribution."

Offering Price has been arbitrarily determined by management. The initial public offering price of the Common Stock has been arbitrarily determined by us and may not be indicative of the price at which shares of Common Stock will sell after this offering. In determining the offering price, our Board of Directors considered, among other things, our earnings, its view of our prospects, the earnings of comparable publicly traded nutritional supplement companies and the trading price of the stock of those companies. We make no representations as to any objectively reasonable value of the Common Stock. Since we have not retained an underwriter for purposes of this offering, the offering price has not been subject to evaluation by any third party as would be the case in an underwritten offering. Prices for the shares of our Common Stock after this offering will be determined in the available market and may be influenced by many factors, including the depth and liquidity of the market for our Common Stock, the perception of Roex by other investors, the nutritional supplement industry as a whole, and general economic and market conditions.

The Effect of Unfavorable Publicity. We believe that the dietary supplement market is affected by national media attention regarding the consumption of dietary supplements. Future scientific research or publicity may not be favorable to the dietary supplement industry or to any particular product, and may not be consistent with earlier favorable research or publicity. Because we are dependent on consumers' perceptions, any adverse publicity associated with illness or other adverse effects resulting from the consumption of our products, or any similar products distributed by other companies, and future reports of research that are perceived as less favorable or that question earlier research, could have a material adverse effect on our business, financial condition and results of operations. Thus, the mere publication of reports asserting that such products may be harmful, or questioning their efficacy could have a material adverse effect on our business, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products. See "--Absence of Conclusive Clinical Studies."

We Are Dependent On New Radio Markets for Future Growth. We believe the growth of our net sales is substantially dependent upon our ability to open up new radio markets. Currently, 90% of our sales are generated from our radio health shows in New York City, Los Angeles, Miami and Tampa. Our business plan is to expand our radio health show to between four and eight additional cities in the next twelve months. The success of these radio shows depend on a number of facts including the following:

 .    selection of radio stations and time slots that appeal to the  demographics of our customers (e.g. individuals over 45 years of age)
 .    consumer acceptance (ratings) of the show
 .    consumer acceptance of our products advertised on the show
 .    competition from other health and talk shows on the same or other stations
 .    changes in radio  station  policy  which  removes  the  program  from their schedule

We can't guarantee that we will be successful in new radio markets. In addition, even if we are successful in some new radio markets, we may not maintain that success over time.

Our Business is subject to compliance with Various Government Regulations. We are subject to regulation by numerous governmental agencies, the most active of which is the U.S. Food and Drug Administration (the "FDA"), which regulates our products under the Federal Food, Drug and Cosmetic Act (the "FDCA"). In addition, the Federal Communications Commission ("FCC") regulates "on air" content of radio shows. These regulations involve, among other things:

-    the  formulation,   manufacturing,   packaging,   labeling,   distribution,
     importation, sale and storage of our products;
-    health and safety;
-    product claims and advertising by us.

If we fail to comply with applicable FDA or FCC regulatory requirements, it may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecution.

If We Lose Our Key Personnel, Especially Our Founder and Spokesperson, Rodney Burreson, Our Business May Suffer. We depend substantially on the continued services and performance of our senior management and, in particular, Mr. Burreson. Our business may be hurt if he or one or more of our senior management or key employees leave Roex. Although we have an employment agreement with Mr. Burreson for an initial term of five years, this does not guarantee that he will remain with us for the entire term. If we lose the services of Mr. Burreson or any of these executive officers or other key employees, we may not be able to attract and retain additional qualified personnel to fill their positions in the future. We have recently obtained a $1,000,000 key man life insurance policy, of which we will be the beneficiary, on the life of Mr. Burreson.

Failure Of Our Outside Suppliers To Provide Our Products In Sufficient Quantities and In a Timely Fashion May Cause Our Business To Suffer. All of our products are provided by outside suppliers. Our profit margins and ability to deliver our products on a timely basis are dependent upon the ability of our outside suppliers to provide quality products in a timely and cost-efficient manner. Three large companies provide 60% of our products. Our ability to enter new markets and sustain satisfactory levels of sales in each market is dependent upon the ability of these or other suitable outside suppliers to respond to our needs. Further, the development of new products in the future will depend in part on these outside suppliers. The failure of any supplier to provide the products or ingredients of products that we require could have an adverse effect on our business, profitability and growth prospects.

We believe we have dependable alternative suppliers for all our ingredients. We believe that we can produce or replace any of our ingredients if our current suppliers are unable to supply our ingredients. However, any delay in replacing or substituting such ingredients could also hurt our business.

If Our Current Or New Products and Ingredients Have Harmful Side Effects or Do Not Have the Healthful Effects Intended, Our Business May Suffer. Although many of the ingredients in our products are vitamins, minerals, herbs and other substances that have been consumed by individuals for many years, some of our products contain newly-introduced ingredients or combinations of ingredients. We believe all of our products are safe when taken as directed by Roex, but there is a lack of long-term experience with individuals consuming our newly-introduced product ingredients or combinations of ingredients. Even though we perform research and tests when we formulate and produce our products, we cannot guarantee that our products, even when used as directed, will have the healthful effects intended or will not have harmful effects on our customers. If any of our products were shown to be harmful or negative publicity resulted from an individual who was allegedly harmed by one of our products, it could hurt our business, profitability and growth prospects.

We are smaller than most of our national competitors and, consequently, we may lack the financial resources to enter new markets or increase existing market share. We compete with many companies marketing products similar to the ones we sell. Most of these companies have longer histories, more products and greater name recognition and financial resources than we do. Many of our competitors have thousands of distributors operating under network marketing systems and others are selling products through the traditional retail stores. Our primary competitors include Metagenics, Twin Labs, Enzymatic Therapy, Country Life, Natreol and Now Foods. Our business, profitability and growth prospects could be hurt if we are unable to compete successfully against our competitors.

If The Board of Directors Issues Preferred Stock, The Rights and Market Price of Our Common Stock May Be Adversely Affected. The board of directors has the authority to issue one or more classes or series of preferred stock without shareholder approval. The board of directors may also change the number of shares constituting any series of preferred stock and may fix and determine the designation and preferences, limitations and relative rights, including voting rights, of these shares of preferred stock, in each case without shareholder approval. Accordingly, preferred stock may be given preference over the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Undesignated preferred stock may enable the board of directors to discourage a change in control by means of a tender offer, proxy contest, merger or otherwise, and thereby protect our management, which may adversely affect the market price and rights of holders of our common stock.

If Our Information Technology Systems Fail, Our Operations Could Suffer. Our business is very dependent upon information technology and its related systems to manage and operate many of our key business functions, including:

          .    order processing;
          .    customer service;
          .    distribution of products;
          .    commission processing; and
          .    cash receipts and payments
          .    marketing inventory
          .    ordering ingredients and product.

If our information technology systems fail, we would not be able to conduct our day-to-day business. Depending upon the severity and duration of the failure and our ability to remedy the cause, our business could be hurt.

If We Do Not Adequately Address Year 2000 Issues, Our Business May Suffer. The risks posed by Year 2000 issues could hurt our business in a number of significant ways. Our information technology system is designed to comply with Year 2000 considerations, however, unforeseen or unpreventable circumstances could cause our information technology system could be substantially impaired or cease to operate. We have not made any material expenditures to address the Year 2000 problem and we do not anticipate that we will be required to make any such material expenditure in the future. Additionally, we rely on the information technology of our vendors, associates and other third parties, which may not be Year 2000 compliant. Year 2000 problems experienced by us, our associates, our vendors or other third parties could hurt our business. If any or all of our applications fail to perform on January 1, 2000, we will resort to temporary manual processing which would slow our operations and decrease our efficiency.

We have begun contacting our vendors and other third parties to ascertain their Year 2000 status. Failure to achieve Year 2000 readiness by any of our vendors or other third parties could disrupt our operations and hurt our business. We intend to continue to make efforts to ensure that third parties with whom we have relationships are Year 2000 compliant.

Factors that May Adversely Affect Our Common Stock.

- There may be no active public market for our common stock after this offering. Because this is the initial public offering of our common stock, we can't assure you that there will be an active public market for our shares. And the stock market -- especially the market for our shares -- may be highly volatile because of general market conditions, as well as factors relating to our own performance and our ability to meet market expectations.

- There may be price volatility. Upon completion of this offering, it is expected that the Common Stock will be quoted on the Nasdaq Small Cap Market, which has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as quarterly fluctuations in the financial results of the Company, the Company's earnings, changes in earnings estimates by analysts, financial and business announcements by the Company or its competitors, the overall economy and the condition of the financial markets could cause the market price of the Common Stock to fluctuate substantially. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

- We don't plan to pay dividends. We don't expect to pay dividends on common stock anytime soon. We expect to use all earnings, and the proceeds from this offering, to pay outstanding debt and to develop our business. Our board will decide on any future payment of dividends, depending on our results of operations, financial condition, capital requirements, and any other relevant factors.

- Shares Eligible For Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Upon completion of this offering, there is expected to be a minimum of 5,788,584 shares and a maximum of 6,288,584 shares of Common Stock outstanding. All of the shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. The remaining 5,288,584 shares of Common Stock outstanding upon completion of this offering are "restricted securities," as that term is defined in Rule 144 (the "Restricted Shares"). All of the Restricted Shares will be eligible for sale in the open market after the effective date of the Registration Statement, all under and subject to the restrictions contained in Rule 144 and Rule 701.

     Prior to the completion of this offering, the Company intends to enter into lock-up agreements (the "Lock-up Agreements") with each of the Company's officers, directors and shareholders owning 5% or more of the Company's Common Stock. Pursuant to the Lock-up Agreements, each such shareholder will agree, subject to certain exceptions, not to sell or otherwise dispose of any of its shares of Common Stock until 180 days after the completion of this offering (the "Lock-up Expiration Date").

     Under the Company's 1999 Stock Incentive Plan (the "1999 Stock Incentive Plan"), as of September 30, 1999, options to purchase 220,000 shares of Common Stock were outstanding, none of which will become exercisable until 90 days after the completion of this offering and 135,833 of which will be exercisable on September 30, 2000, assuming completion of this offering. An additional 780,000 remain available for future option grants. The Company intends to register on Form S-8 under the Securities Act the offering and sale of Common Stock issuable under the 1999 Stock Incentive Plan as soon as practicable after the date of this Prospectus.

     In addition, 496,350 shares of Common Stock are issuable upon the exercise of outstanding non-qualified stock options at an exercise price of $.50 to $1.65 per share, which are currently exercisable.

- You will experience dilution. You'll experience immediate and substantial dilution in negative net tangible book value. Our net tangible book value as of September 30, 1999 was a negative $512,079, or a negative $0.10 per share. After giving effect to the maximum offering at an assumed offering price to the public of $5.00 per share, and our planned use of the offering proceeds as though both had occurred on September 30, 1999, our tangible book value at that date would have been $4,787,921. This results in an immediate increase in net tangible book value to our existing stockholders of $0.68 per share and an immediate dilution to you of $4.32 per share.

                           FORWARD-LOOKING STATEMENTS
In General

This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the vitamin supplement industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(A) changes in general economic and business conditions affecting the vitamin supplement industry;

(B) our ability to design, order and stock merchandise that appeals to our customers;

(C)  technical developments that make our products or services obsolete;

(D)  our costs in the pricing of our products;

(E)  the level of demand for our products; and

(F)  changes in our business strategies.


                                    DILUTION

At September 30, 1999, we had a negative net tangible book value of $512,079, or approximately $(.10) per share of outstanding Common Stock. "Net tangible book value" per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the estimated net proceeds from our sale of the 500,000 shares and 1,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $5.00 per share of Common Stock (after deducting Offering expenses payable by us), the net tangible book value of Roex at September 30, 1999, would have been approximately $1,787,921 and $4,287,921 or $.31 and $.68 per share of Common Stock, respectively. This would represent an immediate increase in the net tangible book value per share of Common Stock of $.41 (if 500,000 shares are sold) and $.78 (if 1,000,000 shares are sold) to existing shareholders and an immediate dilution of $4.69, or $4.32, respectively, per share to new investors purchasing shares of Common Stock in the Offering. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the offering price to investors.

The following table illustrates this per share dilution:


                                                           If 500,000       If 1,000,000
                                                            Shares are       Shares are
                                                               Sold             Sold
                                                          --------------    -------------
Initial offering price per share of Common Stock             $ 5.00            $ 5.00
Net tangible book value per share of Common Stock
  Before the Offering                                        $ (.10)           $ (.10)
Increase attributable to new investors                       $ 0.41            $ 0.78

Proforma net tangible book value after Offering              $  .31            $  .68
Dilution to new investors                                    $ 4.69            $ 4.32

Percentage of dilution to new investors                          94%               86%



The following table summarizes the number of shares of Common Stock purchased from the Company (assuming the sale of the minimum offering of 500,000 shares), the total consideration paid and the average price per share paid by (i) existing shareholders of the Company at September 30, 1999, and (ii) new investors purchasing shares of Common Stock in this Offering, before deducting the underwriting discounts and estimated offering expenses payable by us.

                              Shares Purchased           Consideration Paid
                            ----------------------      -----------------------
                             Number     Percentage         Amount    Percentage
                          -----------   -----------      ----------  -----------

Existing Shareholders      5,288,584        92%          $  632,687      20%
New Investors                500,000         8%          $2,500,000      80%
                          -----------    ----------      ----------   ---------
Total                      5,788,584       100%          $3,132,687     100%

The following table summarizes the number of shares of Common Stock purchased from Roex (assuming the sale of the maximum offering of 1,000,000 shares), the total consideration paid and the average price per share paid by (i) existing shareholders of Roex at September 30, 1999, and (ii) new investors purchasing shares of Common Stock in this Offering, before deducting commissions and estimated offering expenses payable by us.

                             Shares Purchased           Consideration Paid
                          -----------------------    ---------------------------
                           Number     Percentage       Amount         Percentage
                          ----------- -----------    -------------   -----------

Existing Shareholders      5,288,584       84%        $  632,687          11%
New Investors              1,000,000       16%        $5,000,000          89%
                          ----------- -----------    -------------   -----------
Total                      6,288,564      100%        $5,632,687         100%


                                 USE OF PROCEEDS

The net proceeds to Roex from the sale of the 500,000 shares and 1,000,000 shares of Common Stock offered hereby at an offering price of $5.00 per share, after deducting offering expenses payable by us, estimated to total approximately $200,000, are $2,300,000 and $4,800,000, respectively.

The following table sets forth our anticipated use of the net offering proceeds, assuming the sale, respectively, of the minimum of 500,000 shares and the maximum of 1,000,000 shares of Common Stock offered hereby.


                                               Minimum           Maximum
                                               500,000          1,000,000
                                             Shares Sold        Shares Sold
                                            -------------      -------------
Sources of Funds:

  Offering Proceeds                          $ 2,500,000        $ 5,000,000
  Offering Expenses (1)                          200,000            200,000
                                            -------------       ------------
         Net Proceeds                        $ 2,300,000        $ 4,800,000
                                            -------------       ------------

Use of Net Proceeds:

  Expand Radio Markets (2)                   $    650,000       $   770,000
  Marketing and Advertising (3)                   200,000           880,000
  Debt Reduction (4)                              800,000           800,000
  New Product Development (5)                                       400,000
  Inventory (6)                                   150,000           200,000
  Video Production (7)                            200,000           300,000
  Developing Internet e-commerce(8)               150,000           350,000
  Working Capital (9)                             150,000       $ 1,100,000
                                             -------------      ------------
         Total Uses                          $  2,300,000       $ 4,800,000
                                             -------------      ------------

-------------------------------------

(1)  Legal, accounting and Placement Agent and printing.
(2)  Adding radio broadcasts in four to five cities.
(3)  Marketing and advertising to support our base and our growth.
(4) Reduction of a portion of our long term and short term debt due to Bison Development and others. The interest rates for these long and short term debts range from 12% to 16%. As of September 30, 1999, $878,226 was outstanding under these debt obligations. See "Note 6 to Notes to the Financial Statements."
(5) New product development is expected to result in the introduction of three or four new products per year.
(6)  Inventory needs to increase to accommodate a higher sales level.
(7) The Company is planning an exercise video to complement its nutritional supplements.
(8)  This is for expansion of Roex's e-commerce on the Internet.
(9)  Includes overhead and administrative expenses.

The foregoing represents our best estimate of the allocation of the net proceeds of the Offering, based upon our current status of operations and anticipated business plans. It is possible that the application of funds may vary depending on numerous factors including, but not limited to, changes in the economic climate or unanticipated complications, delay and expenses. We currently estimate that the net proceeds from this Offering will be sufficient to meet our liquidity and working capital requirements for the next 12 months. However, there can be no assurance that the net proceeds of this Offering will satisfy our requirements for any particular period of time. Additional financing may be required to implement our long-term business plan. There can be no assurance that any such additional financing will be available when needed on terms acceptable to us, if at all. Pending use of the proceeds of this Offering, we may make temporary investments in bank certificates of deposit, interest bearing savings accounts, prime commercial paper, U.S. Government obligations and money market funds. Any income derived from these short term investments will be used for working capital. Because we anticipate selling the shares through the efforts of our officers and directors, the numbers above do not include any deductions for selling commissions. If broker/dealers are used in the sale of the shares, up to 13% of any gross proceeds raised in this offering will probably be payable to one or more NASD registered broker/dealers. In such event, net proceeds to us will be decreased and the use of proceeds may be proportionately reallocated in management's sole discretion. There are no current agreements, arrangements or other understandings in connection with any of the foregoing.

                                 DIVIDEND POLICY

We have never paid dividends and do not anticipate paying dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth, as of September 30, 1999, the capitalization of Roex, actual and as adjusted for the issuance and sale of 500,000 and 1,000,000 shares of Common Stock offered hereby at $5.00 per share, after deducting estimated Offering expenses and underwriting discounts and the initial application of the proceeds therefrom.
                                                             As          As
                                               Actual   Adjusted(2)  Adjusted(3)
                                            ----------  ----------- -----------
Long-term Debt . . . . . . . . . . . . .    $  358,115  $       -0-   $     -0-

Stockholders'  equity Common Stock(no
 par value) 15,000,000  shares  authorized;
 5,288,584 shares issued and outstanding
 (actual)(1); 5,788,584 as
 adjusted (minimum)(2) and 6,288,584
 as adjusted (maximum)(3) . . . . . . .     $  677,687  $ 2,977,687  $5,477,687

  Preferred Stock, $.01 par value;
  5,000,000 Shares authorized;  no
  shares issued and outstanding
  (actual) as adjusted (3). . . . . . . .            0            0           0

Additional paid-in capital. . . . . . . .  $    35,000  $    35,000  $   35,000
Accumulated Deficit . . . . . . .  . .  .   (1,144,766)  (1,144,766) (1,144,766)
Stock Receivable. . . . . . . . . . . .        (80,000)     (80,000)    (80,000)
                                           ------------  ----------- ----------

Total stockholders' equity (deficit). .       (512,009)   1,787,921   4,287,921
Total capitalization (deficit). . . . .   $   (153,964) $ 1,787,921  $4,287,921
                                           ============  =========== ===========

     (1) Excludes the issuance of (i) up to 100,000 shares of Common Stock issuable pursuant to the Placement Agent's Warrants; and (ii) up to 903,850 shares of Common Stock reserved for issuance under outstanding stock options.

     (2) As adjusted to give effect to the issuance of 500,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $5.00 per share and the application of the estimated net proceeds therefrom.

     (3) As adjusted to give effect to the sale of 1,000,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $5.00 per share and the application of the estimated net proceeds therefrom.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

 The following discussion of our financial condition and results of operations for the nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998 and 1997 should be read in conjunction with our financial statements and related notes thereto, and other financial data included elsewhere in this prospectus.

Results of Operations

Nine month periods ended September 30 1999 and 1998.

Components of revenue and expenses as a percentage of revenue are given in the following table.


                                        Nine Months Ended          Fiscal Year Ended
                                            September 30               December 31
                                      1999               1998     1998               1997
                                      -----             -----     -----              ----

                  Revenues             100%               100%     100%               100%
                  Cogs                  23%                28%      27%                28%
                  Gross Profit          77%                72%      73%                72%

                  Operating Expenses
                  Payroll               27%                32%      32%                36%
                  Sales & Marketing     20%                24%      24%                26%
                  General & Admin.      18%                21%      20%                23%
                  Other                  2%                10%       9%                 4%
                  Net Income (Loss)     10%               -15%     -12%                17%


Sales are recognized when products are shipped. For the nine months ended September 30, 1999, net sales increased to $4,115,068 which is 37% greater than the same period in 1998. The increase was due to an improved marketing effort to better establish our brand name, the introduction of new products and an increase in our loyal steady reordering from our existing customer base.

During the same period our operating margin increased to 77% from 72% because of greater buying economies, and our operating expenses were reduced to 67% of sales from 87%, because of greater internal efficiencies. Net income before taxes rose to $417,212 (10%) from a loss of $437,327 (15%) because of a combination of increased sales, improved profit margins and operating efficiencies. This resulted in a profit of $.08 per share compared to a loss of $.09 for the same period of the prior year.


Monthly sales for the first nine months of 1999 and 1998 are as follows.

                                                      1999        1998
                                                      ----        ----
                                                       (In Thousands)

                           January                   $  380    $  332
                           February                     354       311
                           March                        516       347
                           April                        460       325
                           May                          472       300
                           June                         480       418
                           July                         458       300
                           August                       485       330
                           September                    510       340
                                                     -------   -------
                                                     $4,115    $3,003


Years ended December 31, 1998 and 1997.

For the year ended December 31, 1998, our net sales showed a 30% increase over 1997. Profit margins increased slightly to 73% compared to 72%. Operating expenses decrease to 85% of sales from 89%. The result was a pretax loss of 12% of sales compared to 17% the prior year. The per share loss was slightly reduced to $.10 from $.11.

In summary, our sales and profits have been increasing each period and we have transitioned from heavy losses to light losses to profits.

Current Revenue by Market is as shown below. Total revenues are expected to increase if the radio shows in Los Angeles and Florida increase in popularity and as additional cities are added.


                  New York                  70%
                  Los Angeles               20%
                  Florida                    8%
                  Other                      2%
                                           ----
                                           100%

Liquidity and Capital Resources

Nine month period ended September 30 1999

As of September 30, 1999 our current liabilities exceeded our current assets by $312,448, which was a 17% improvement from December 31, 1998. This improvement occurred even with an increase of current maturities of notes and loans payable of $361,473 due to a shift into expiration of the notes in les than 12 months. The long term portion of notes and loans payable, less current maturities, was reduced by $392,758, even though $100,000 was borrowed in the last quarter to help fund this public stock offering. As of September 30, 1999 the total stockholders' deficit was reduced by 46% to $512,079 compared to December 31, 1998. This reduction was due primarily to net income of $417,212 for the nine month period.

Our cash as of September 30, 1999 was $151,287, a 180% increase from December 31, 1998. This was due to a $417,212 profit for the nine months, adjusted for cash used in operations and financing. $231,512 cash was provided by operations, including depreciation and changes in receivables, inventory and payables, with the largest single factor being a pay down of $188,595 of trade payables. $120,748 was used for financing activities (net of $100,000 obtained from bridge financing agreements), with the major contributors being payments on loans and capital leases and deferred offering costs.

Year ended December 31, 1998

At December 31, 1998 our current liabilities exceeded our current assets by $267,223, our accumulated deficit was $1,561,978 and our stockholders' deficit was $940,541. These negative results were primarily due to the low revenues and high costs of building revenues to a level where we could achieve the profitability and growth potential, which was shown for the first nine months of 1999.

For 1998 an operating loss of $463,264 was reduced to a negative $107,434 cash provided by operations, due mainly to adjustments provided by depreciation, loan fees and an increase in trade payables. After investing activities, including a $59,162 private placement, cash was reduced by $85,288 for the year, leaving $54,307.

We expect to have adequate working capital for the next 12 months, without proceeds from this offering, mainly from cash flow from operations. Proceeds from this offering will provide funds for growth and to pay down existing loans.

Year 2000 Compliance

Roex expects to be fully compliant by the end of the year. We are currently in Y2K compliance with our merchant card processing center. Should any or all of the applications currently in use fail to perform properly, Roex can switch temporarily to a manual system without substantial losses in the operation although our efficiency would be decreased.

                                    BUSINESS

Introduction

Our company, Roex, Inc. ("us", "the Company" or "Roex"), was incorporated in California on October 5, 1994 to develop and market its own line of dietary supplement products using scientifically based branded ingredients. Our founder and President, Rodney H. Burreson, has been an athlete and body builder for a number of years and has experienced a myriad of ailments and injuries resulting from these activities. He became committed to finding and developing non-pharmaceutical solutions to improve his own quality of life. Not content with the then current products and formulas on the market, Mr. Burreson, through education and research, began to develop his own formulas that combined the highest quality and best ingredients to form more comprehensive products that would meet his own specific health needs. The Company's first product was the super antioxidant, called Procyanidin or PC-95, a grape seed extract, which was first sold in April 1995. Since introducing PC-95, the Company has added thirteen more dietary supplement products to its product line and is committed to providing only the highest quality products to meet its customers' specific health needs. The Company, has grown from under a million dollars of annual sales to approximately $4 million for the year ended December 31, 1998 and in excess of $4 million for the first nine months of 1999. Roex remains committed to providing the highest quality products that will continue to meet its customers' specific health needs, now and into the next millennium. The Company currently markets its products primarily through radio programming. Mr. Burreson appears live on local talk radio shows in New York, Los Angeles and Southern Florida. The format is half hour and one-hour radio infomercials, with interactive customer call-ins. We have recently added the Internet as a vehicle for marketing the Roex products.

Our Industry

The Dietary Supplement Industry has formally been in existence for approximately 80 years. In the 1920's, supplement pioneers began encapsulating whole foods, specifically vegetables, for the purpose of concentrating their nutrients as adjuncts to the daily diet. Research had just been completed showing that vitamins, metabolic components of foods, were key constituents of the healthy body. Many developing nations used herbs and herbal formulations as standard recognized "medicines" for treating disease. With the advent of antibiotic therapy in the 1930's, many of the herbs were removed from the U.S. Pharmacopoeia and fell into disuse in this country. Vitamin research continued at a very slow pace due to lack of funding by pharmaceutical companies to underwrite research as synthesized chemical constituents dominated U.S. scientific research at that time.

Over time, select health care practitioners began to notice severe problems with the prescription medications of pharmaceutical manufacturers. Chief among these problems were (and still are today), toxic levels and methods by which most synthesized drugs work within the body. Further, astute clinicians began to notice that while pharmaceuticals were "treating" a disease state, they were doing nothing to prevent these diseases. Whole food therapy began to be practiced, based upon many epidemiological studies that illustrated the direct connection between diet, nutrients and health. Dietary supplement manufacturers began to concentrate the active ingredients in the whole foods, and thus the dietary supplement industry was born.

Today, the industry is thriving as never before in its history. According to the January/February 1997 edition of the Nutrition Business Journal, the dietary supplement industry is a $46 billion (U.S. dollars) global market. The industry product is comprised of food supplements which may be broken down into a variety of categories based on botanical and/or chemical classification of ingredients or raw materials, such as vitamins, herbs, amino acids, botanicals, metabolites, etc.

This classification brings with it a broad use of ingredients and as such, today dietary supplements may be found in tablet, capsules, liquid or powdered form among others, as long as the product meets the definition cited below. This broadly based interpretation leaves room for a multiplicity of products. Throughout this document, the term "dietary supplement" will refer to raw material ingredients classified according to the FDA definition and made available to the public in the form of tablets and/or capsules.

Because the original purpose of this industry was to focus on prevention of disease as opposed to therapeutic "cure", and due to the U.S. government creation of narrowly defined descriptions of "drugs", the benefits of dietary supplementation in health care has frequently been overlooked in U.S. scientific research. Only recently has any research been documented in the United States in contrast to the European community which has long recognized nutritional therapy, in disease prevention and cure; in fact, today the majority of clinical research demonstrating the efficacy of nutritional and herbal therapy has come from Europe, with Germany being the leader in herbal efficacy and scientific documentation.

Hundreds of companies, big and small, cater to the nutritional supplement market. Most of them manufacture and distribute using conventional distribution channels of retail nutritional stores, drug stores or discount stores. Some sell on the Internet. Some sell via TV or radio infomercials. Some sell through multilevel marketing. To the best of our knowledge,Roex is the only company that sells through talk radio with interactive listener phone calls. This method is very effective in educating our customers and thus building a loyal following that develops the customer confidence in Roex products because they know that they can trust the quality and efficacy of our products. This loyalty translates into greater repeat purchases.

Our Company

Roex products are promoted on radio shows in which health related questions of the listening audience are answered. Roex maintains a full time telemarketing department to expedite direct radio induced orders via a toll free "800" number given out during the radio program. At present, Roex does 29 radio shows per week broadcasting on 4 radio stations in New York City, Los Angeles, California, Miami and Tampa, Florida. Roex recently entered multiple managed markets utilizing third party sales and marketing organizations to sell Roex products to their established customer bases. To date, these markets include independent pharmacies, chiropractors and retail food chains. We have recently added the Internet as a supplemental means of marketing our products.

Our Market

As a result of the Company's advertising methodology, the Company's existing target market has become the senior citizen group, those individuals from the age of approximately 55+ years old. Demographics testify to the strength of this customer base, as at least half of all shoppers over the age of 50 "strongly agree" that it is important to take a vitamin or mineral supplement every day. According to Nielsen surveys, seniors spend more on multi-vitamins than any other demographic group. Demographic data and forecasts anticipate an increasing number of senior citizens in the immediate future. Roex products address health concerns for seniors such as osteoporosis, free-radical damage, hypertension, sleeplessness and suppressed immune function resulting in slowed or impaired immune response throughout the body. Roex products, while not intended to diagnose, treat, cure or prevent any disease, are used by our customers to provide optimal bodily functions, providing incentive for use today and tomorrow.

The Company's future market will focus on the largest purchasing population of individuals the United States has ever known: "Baby Boomers". This is a large new market for Roex to pursue as it has by its very nature, built-in motivators for enhancing and maintaining health and longevity. The baby boomers not only add to the number of customers, but will add "quality customers" who are capable and willing to pay for high quality products.

Our Marketing Strategy

Our marketing strategy is built upon creating brand identity with customer loyalty. Our customers listen to us on the radio and ask questions, hear the questions of others and the answers of our CEO, Rod Burreson, or one of the other two experts on our radio shows. We believe customers will continue to buy our products because of confidence in the product, its effectiveness and its quality. These loyal customers will accept no substitutes, because of fear of compromise in these qualities. We now have talk radio shows in four cities and, as we expand, we will selectively add cites and develop customer bases that are as loyal as our present customers. To further increase revenues, we will selectively add products for our existing customers as a result of research and development. Our radio stations and time slots are carefully chosen because they appeal to our demographic base, currently affluent senior citizens. When we expand to the baby boomers we will choose appropriate radio stations and time slots for their appeal to this group. Expansion of Internet sales will be based upon continuing to build brand identity and providing quality information on our web site, as well as quality products.

Roex products are currently available for purchase by consumers directly from Roex via a toll free "800" line. Calls are handled by Roex's in-house telemarketing department with computer access to prior ordering patterns. The telemarketers are assigned specific customers for continuity. They are primarily compensated by commission. We intend to build further sales by having telemarketing personnel do outbound calling. We are also adding a web site ordering capability. Also, we currently have limited direct sales through third party distributors resale to their established customer bases of retail stores. Future plans call for television "infomercials" and sales to specialty grocery and similar stores for resale. The Company has not yet conducted any formal or scientific marketing studies in the development of these strategies, but will do so before committing any substantial investment. The marketing strategies presented here are based upon consumer demand, past success of existing marketing programs and common industry wide practices, all specialized by the unique Roex marketing and design approach.

Radio. Roex has a unique way of marketing in that the majority of its sales are generated by direct sales through radio programming. The Company currently markets its products almost exclusively through radio programming. The Company's president and founder, Rodney H. Burreson, appears live on local talk radio shows in New York, Los Angeles, Miami and Tampa in half-hour and one-hour infomercial formats. The shows promote Roex's products and listening audiences' health related questions are answered. We have recently added a second radio host to help with the heavy load of live programming, and plan to recruit additional live radio hosts, such as nutritionists or influential health specialists. All shows are broadcast from the Company's facilities in Irvine, California live through ISDN telephone lines to the stations. The Company maintains a full-time telemarketing department to expedite direct radio induced orders via a toll free "800" number given out during the radio program. At present, Roex presents 29 radio shows per week, broadcasting on 4 radio stations in New York, Los Angeles, Miami and Tampa. We plan to add up to 8 selected new cities and radio stations with proceeds of this offering, which should substantially increase revenue. Later we plan syndicate the program so as to reach up to 200 stations via satellite. We are also currently testing 30 and 60-second radio spots in the New York market.

Telemarketing. Roex's database of customers is currently about 30,000 and growing at the rate of 1,500 per month. Each telemarketer is responsible for his or her customer list within the database. Telemarketers are frequently able to up-sell and promote the Company's other products when a customer places an order. Soon they will also routinely make outbound calls during non-peak hours and send out newsletters, promotional flyers, gift certificates and new product information. ACT Software is used to keep track of each telemarketer's calls to and from new and existing customers. We estimate that approximately 60% of our orders come from reorders from existing customers.

Direct Sales. To supplement its radio and telemarketing sales, the Company recently started using established distributors to sell Roex products to their established customer bases of retail stores. This approach requires a much smaller direct sales organization and serves to create for greater market exposure in targeted areas.

Television. We believe that a direct response television campaign could be a cost/effective means of increasing sales. With cable TV we can target well defined markets whose demographics correspond to our established customer base. With proceeds from this offering we will engage an experienced TV production company specializing in direct response television to design and coordinate the campaign.

Internet Marketing. We have an extensive web site that provides product information to prospective customers and is being augmented with a library of pertinent articles about nutritional supplements. It also provides archives of Roex's radio broadcasts so that customers may listen to broadcasts that they may have missed. This site also features articles authored by experts within or associated with the Company. Roex has significant linking arrangements with other web sites. Roex authors articles for this web site and in return receives cross link traffic. Roex will soon set up e-commerce on its web site to take orders and reorders directly for customers. It is expected that the wealth of nutritional supplement information available at the site will be a confidence builder to attract some customers who become loyal to the Roex products in a similar manner to how their loyalty is built through Roex's radio shows. Plans are also being made to use Extractor-Pro to obtain lists of people sending e-mails to other nutritional supplement sites and send them Roex invitational e-mails.

Promotions and newsletters. Roex sends periodic newsletters to its customers featuring special promotions to educate and to stimulate phone-in orders. It also features special promotions from time to time, such as awards for free trips for large orders.

Customer referral program. Customers participate in a referral program where they earn credits toward their own future nutritional supplement orders based upon how much product is ordered by new customers who they refer.

Seminars. Part of the Roex marketing strategy is to hold seminars in each city covered by our radio broadcasts. One of these seminars was held in May 1999 in New York City. A crowd of over 800 people attended to hear Roex's President, Rod Burreson, speak about nutritional supplements and answer questions from the audience. Roex's products are also sold at the seminars. The seminar was publicized on Roex's local New York radio show. Additional seminars are have been or will be held in September, October and November, 1999 in Los Angeles, Miami, Tampa and New York.

Competition

Competitors abound in this industry due to its perceived unregulated status by the Food and Drug Administration, making it possible for someone to "manufacture" supplements in their home and market them for sale to the public through whatever means they may find. While the playing field may be large, those who are self-regulating and adhere to FDA manufacturing standards referred to as "Good Manufacturing Practices" or "GMP's" dominate it. To this end, the mainstream competitors to Roex products primarily consist of Metagenics, Anabolic Laboratories, Twin Labs, Standard Process, Enzymatic Therapy, Nature's Plus, Bodyonics, Ltd., Country Life, Nature's Way, PharmaNutrients, Irwin Naturals, Natrol, Now Foods, Nature's Herbs, Solaray, Solgar, Douglas Laboratories, Da Vinci Laboratories and Weider Laboratories. All of these major competitors carry products similar to Roex products in form, function and manufacturing efficacy.

The Company has a unique advantage in competing with this pool of manufacturers due to its brand identification with a loyal customer base. These customers continue to buy our products because of confidence in the product, its effectiveness and its quality. These loyal customers will accept no substitutes, because of fear of compromise in these qualities.

Our Products

Roex currently has fourteen products, which are classified as "dietary supplements" by the U.S. Food and Drug Administration, and two other products. Dietary supplements are defined as "a product intended to supplement the diet that contains one or more of the following ingredients: a vitamin; a mineral; an herb or other botanical; an amino acid; a dietary substance for use to supplement the diet by increasing the total dietary intake; or a concentrate, metabolite, constituent, extract or combination of any of the previously mentioned ingredients ... the term dietary supplement means a product that is labeled as a dietary supplement'. Vitamins and minerals are essential nutrients that, in general, our bodies cannot manufacture. They are needed for good health and many vital functions. More than 40 different nutrients are required for normal growth and maintenance of body tissues. In addition, scientific research is showing that generous intakes of vitamins, minerals and other nutrients may play an important role in reducing the risk of various common, chronic disease conditions such as osteoporosis, cataracts, cancer and heart disease.

Our Current Products:

Procyanidin 95 - (PC-95 A Grape Seed Extract). PC-95 grape seed extract is a rich source of one of the most beneficial groups of plant phytochemicals (fi-to-chemicals), and procyanidins (pro-cy-an-i-dins), which exert many health promoting effects. Studies show the procyanidins found in PC-95 are more potent in their antioxidant abilities of vitamins C and E, yet these same phytochernicals provide antioxidant protection for both these vitamins in the body. Procyanidins were first isolated by Jacques Masquelier, a Ph.D. candidate at the University of Bordeaux in France in 1950. Research indicates that on a cellular level, procyanidins are incorporated within the cell membrane, protecting against both water and fat-soluble free radicals. Free radicals have been implicated in as many as 60 degenerative diseases. PC- 95, imported directly from France, can assist in maintaining optimum health without adverse side effects. Roex Procyanidin 95 pharmaceutical grade, grape seed extract is patented under US Patent #4,698,360 by Dr. Masquelier.

B-Complex. According to the 15th annual consumer survey published in August of 1997, sponsored by Whole Foods, Inc. (an industry manufacturer) and conducted through Energy Times Magazine (the largest health food store supported magazine in the industry), over 88% of respondents purchased a B-complex formula in 1996. The inclusion of a high-quality vitamin B complex greatly enhances Roex's product line, as B vitamins are vital to almost every metabolic function within the body. Management believes this product is essential for Roex to include in its product line to maintain a competitive edge in the marketplace.

Calcium & Mineral Formula, The Ultimate. The Ultimate Calcium & Mineral Formula is one of the most comprehensive calcium product on the market today containing five different forms of absorbable calcium, including high collagen microcrystalline hydroxyapatite calcium, chelated and transporter-bound minerals to encourage maximum absorption, trace minerals, silica and vitamin D3 for absorption and utilization. Clinical studies have shown calcium to be helpful in building and maintaining healthy bones, hair, skin and nails as well as assisting with regulation of heartbeat. Regular use of this product may be helpful in reducing the risk of bone loss in women from puberty to middle age, in elderly men and women and in those with a family history of bone loss.

Colostrum, Mother's Gift Colostrum contains all four of the key Immunoglobulins:

IgM, IgG, IgA and secretary IgA These Immunoglobulins all neutralize bacteria, viruses, and yeasts. Colostrum contains natural growth factors that are very important to promote wound healing and tissue repair, increase the breakdown of fat, and to balance the blood sugar. Studies show bovine Colostrum contains up to 100 times the mitogenic potency of human Colostrum. Lactoferron also found in Colostrum has been shown to reduce the damaging effects of free radicals, which are known to be cancer risk factors. Colostrum may also have certain healing properties. Capsules can be opened and applied directly to cuts, abrasions, or irritable skin conditions; and/or applied directly to gums in cases of sensitive teeth and mouth sores. Roex Mother's Gift comes from New Zealand pasture fed cows certified to be free of antibiotics and hormones

Ester-C. Ester-C is a superior quality vitamin C, made as the only patented non-acidic vitamin C available today. This unique product is manufactured under a natural process that neutralizes the PH making it the same as distilled water and non-acidic, producing a gentle effect in the system. Clinical studies show this non-acidic Vitamin C is absorbed into the bloodstream faster, in larger amounts, and penetrates the white blood cells more efficiently than other types of vitamin C. Low blood levels of vitamin C have been linked to immune suppression and bone fragility. Known for its antioxidant and immune stimulating properties, vitamin C has also been shown to be beneficial in promoting collagen formation, an essential component of skin and connective tissue as well as assisting in maintaining the integrity of capillary walls. Ester-C is a registered trademark of Inter-Cal Corporation, U.S. Patent No. -4,833,816.

Immortale for Men & Immortale For Women. Immortale is a specially designed formulation of herb and plant extracts, phytochernicals that promote hormonal balance, lean muscle mass, and enhance sexuality and vitality. The main ingredient Tribulus terristris, has been used by athletes in Eastern European countries for its positive effect on the immune system and for assistance in improving stamina and muscle strength without harmful side effects.

Advanced Men's Formula (Prostate Formula). The Roex Prostate Formula for Men ingredients are chosen due to there documented nutritional support for a healthy prostate. Key to this formula is the herb Saw Palmetto, which has been shown to provide nutritional support for a healthy prostate. To this formula Roex adds additional supportive ingredients such as Zinc chelate, Pumpkin seed, Pygeum Africanum extract, Cranberry extract, Stinging Nettle, Echinacea Purpurea, Lysine HCI (hydrochloride), and Glutamic Acid, as well as Vitamins B6, D and E. Roex Advanced Prostate Formula for Men is based on the latest scientific research for optimal prostate health.

Melatonin. Melatonin is a synthetically produced, pharmaceutical grade dietary supplement formulated to compliment the naturally occurring master Melatonin hormone secreted from the pineal gland (located in the center of the brain), which has been shown to assist the body's natural circadian rhythms, or sleep/wake cycles. Current research indicates that natural melatonin levels peak in puberty and continue to drop as we age. Roex Melatonin, imported from Switzerland, supplements the body's natural melatonin and is enhanced with vitamin B6 to encourage the body's natural production of melatonin. People whose schedules require re-setting their internal time clocks and those on shift work may find this product a helpful adjunct to regulating their natural circadian rhythms in addition to many other health benefits.

MSM (Methylsoulfonylmethane; Natural Dietary Sulphur). Roex MSM, is a dietary supplement and the fourth most prominent mineral in the body. Studies show that sulfur is an integral part of many proteins (constituting hair, nails and skin), hormones and other substances critical to healthy body metabolism. Sulfur is a vital nutrient in human nutrition, is often overlooked in nutritional therapy. Sulfur can be found in many fresh fruits, vegetables, grains and dairy products. Modern food processing and cooking destroy the viability of the sulfur naturally occurring in foods due to its organically unstable nature.

Oleuropein (Olive Leaf Extract). Oleuropein is a natural plant extract, obtained from specially selected olive tree leaves, imported from the western Mediterranean. Clinical studies have shown Oleuropein may enhance the body's immune system and assist the body in enhancing immunity. The most recent published material on Olive Leaf Extract is a book by Dr. Morton Walker called "Natures Antibiotic Olive Leaf Extract. With the dawn of exotic new viruses, and microbes resistant to drugs that have been developed over the past 50 years, there has been more of a need for alternative therapy. Antibiotics are failing. With this in mind the excitement of Olive Leaf Extract, (the active ingredient Oleuropein) is becoming one of the most talked about alternative therapies of our time.

"WOW"TM is designed to cleanse, purify, strengthen, and tone the entire gastrointestinal tract. It serves as a natural laxative and bowel toning agent. The inclusion of Barberry root, Dandelion root and Red Clover has been shown to be very supportive in cleansing the blood as well as detoxifying and supporting the function of the liver. Good health begins in the colon. Many times the real cause of sickness and disease is the retention and reabsorbtion of years of toxic fecal matter build up.

The Advanced Weight Loss Formulas

CitriGenics l With the recent negative media attention to prescription weight loss, particularly the negative findings and side affects of the Pharmaceutical drug combination Phen-Fen, pharmacists, healthcare providers and individuals all are looking for safe and effective alternatives for weight loss. Roex, CitriGenics I is an answer. CitriGenics I works as a fat inhibitor and energy promoter by working at the biochemical level to promote a feeling of satiety more rapidly. It is formulated with CitriMaxTm (hydroxycitric acid (HCA) from the Garcina Cambogia fruit), L-Camitine and ChromeMateTm, with a total of 24 different nutrients that hinder fat absorption and stimulate fat burning into the body. CitriGenics I includes vitaniins A, B, C and E, chromium and mineral cofactors and enzymes, which work as catalysts assisting with chemical changes in the body to promote and maintain optimum health and a healthy inunune system. Thermogenic herbs function at a cellular level to aid the body in utilizing body fat reserves. Only the highest potency materials are used in the CitriGenicsTm Formulas. (CitimaxTm and ChromeMateTm are the registered trademarks of InterHealth Company.)

CitriGenics ll (93% Deacetylated Chitosan). Roex CitriGenics 2 provides dietary fiber, which assists in inhibiting lipid (fat) absorption. Chitosan, a powdered granulation of the exoskeleton of marine shellfish (such as crab) has been found to attract fat molecules prior to digestion and to dispose of them through the body's waste removal process. Studies indicate 1 mg of Chitosan is able to absorb 5mg of dietary lipids (fat). CitriGenicsTm 2 is a unique fiber since it absorbs both fat and water and is completely safe and non-toxic. Fiber is a necessary dietary ingredient; its most documented metabolic function is to assist with elimination of waste from the body. Current research has indicated that most Americans do not consume adequate quantities in their daily diets. Roex CitriGenics 2 - Chitosan provides a nutritional adjunct to weight loss programs, when combined with a healthy diet and physical exercise. Only the highest potency materials are used in the CitriGenices Formulas.

Other Products

VitaMinder. Roex recently became a distributor for The VitaMinder Company whereby Roex will sell VitaMinder's entire product line. VitaMinder is a manufacturer of a complete line of tablet cases, stackers, splatters, cutters and airlock tablet dispensers. VitaMinder has agreed to supply Roex with 25,000 single sheet product descriptions at no charge to Roex to insert into its January Newsletter to be sent to its entire database list of tablet using customers. We also plan to promote the sale of these products along with its supplement products in our radio programming. VitaMinder has agreed to supply us with an inventory of their entire product line on consignment. Roex will supply

VitaMinder with an inventory count every thirty days and will pay for only actual product shipped at wholesale prices.

Water Distiller. Roex is also a distributor for West Bend Water Systems, an affiliate of The West Bend Company of West Bend, Wisconsin, to sell through our marketing channels the entire West Bend Water Systems product line of water distillers and related products. Distillation of water has proven to be far superior to any filtration system available on the market today. Distillation is a natural process. Health advocates prefer distilled water because it is free of minerals, bacteria and virtually all contaminants. It has also proven to be far more economical than any filtration system currently available. West Bend's product line consists of a counter top distiller that will produce one gallon of pure distilled water every four hours. This unit is designed for family use. In addition there is a line of three automatic distillers available in three different sizes, three- gallon, seven-gallon and twelve-gallon.

Future Products

Roex currently plans to add several new products into its line during the next calendar year. These new products will include a memory enhancement formula, a digestive enzyme, and a multivitamin. A description of each of these new products follows:

Memory Mind Formula Roex intends on shortly launching "For Your Mind Only", a mind/memory enhancement formula providing Ginkgo Biloba for improved vascular circulation in the brain along with Phosphatidyal Serine, an amino acid necessary for neuron firing in processing and recognition tasks performed by the brain. This product directly impacts Roex existing customer base of senior citizens as both a therapeutic adjunct as well as a preventative supplement, and assists all other market groups in enhancing mental performance and processing systems. Current clinical studies have shown the efficacy of treating memory-loss patients with Ginkgo Biloba and the positive outcomes of said clinical trials. According to the previously referenced Whole Foods survey, 85% of respondents purchased Ginkgo Biloba in 1996.

Multivitamin. The final scheduled new product to be introduced to the Roex product line is the Roex Multivitamin. According to the 1994 Health Focus Trend Report, 50% of senior shoppers surveyed believe the American diet alone is inadequate to provide necessary nutrition to prevent degenerative disease and therefore strongly agree that taking a daily multi-vitamin and mineral supplement is important. The report further states that according to Nielsen surveys, " seniors spend more on ... multivitamins than any other demographic group." By developing a multivitamin, Roex keeps its competitive edge by continuing to expand the product line with popular industry standard products, pre-programmed for success by market demand via all sales avenues, and therefore guaranteed to stimulate sales. Most importantly, this product is purchased by senior citizens at least 50% of the time they make vitamin purchases, generating guaranteed launch success for Roex, as the majority of the Company's existing customer base at this time are what would be considered senior citizens.

Book. The new product arena will include a book on Health, Life Style and Exercise, authored by our CEO, Rod Burreson. Timing for the book is the second quarter, year 2000. Much of the content of the Book is already assembled. The title is "Yesterday, Today and Tomorrow." The theme of the book suggests that what a person did yesterday in terms of decisions, health, abuse and thought plays a very significant role in how one feels and looks today. The decisions, attitude and effort one puts forth today influences how one feels, looks and functions tomorrow. It will also include a step by step exercise program and nutritional instruction for people of all capabilities.

Exercise Video. The exercise video, "Staying Alive at 55," will be an action video with our CEO, Rod Burreson, illustrating the different exercises that he does to maintain his health, physique and peace of mind. The exercise program is used in conjunction with a nutrition program to help people understand their body as well as listen to it. The video will indicate that no matter where you start in terms of health, peace of mind and dexterity, you must start and continue; then the benefits will be yours. The video will precede the Book and is scheduled for release during the first quarter of year 2000. Much of the video has already been completed.

Our Operations

Most orders are received when customers call our "800" number during or after a radio show. The Telemarketing agent receiving the call has computer access to our data base by the customer's name, so that he can view the customer's previous buying pattern. For new customers, the salesperson takes all of their identification, shipping and billing information, to add the new customer to the data base. Established customers are assigned to specific sales people for continuity.

Orders entered into the computer are then checked to verify payment with either credit charge approval or check clearance. As payments are verified the order is sent to fulfillment and shipping, electronically. There they are filled by a product picker and boxed for shipment. The shipping label is automatically prepared and shipping charge is calculated. This shipping charge is then verified by scale. When shipping is verified, in whole or in part, appropriate credit card charges are put through.

The single entry computer system keeps a running inventory and generates suggested purchase orders at inventory break points. Actual inventory levels vary with product based upon rate of consumption, order lead times for ingredients and quantity price break points for new orders. The computer generated purchase orders are reviewed before the orders are placed. Roex orders the ingredients and has them delivered to the Food and Drug Administration (FDA) Good Manufacturing Process (GMP) approved fulfillment house to make the pills or capsules, bottle them and affix the Roex labels. Finished product is then shipped to Roex for storage and filling customer orders.

We have a full refund policy, but have experienced less than 1% returns. Returned items are examined for seal integrity and expiration date before being returned to inventory.

Our Research and Product Development

We believe that a well-developed and dynamic research and development structure is an essential component of a company in the nutritional supplement area. Of vital necessity is the maintenance of a well-developed research library, which is the backbone of the research and development effort and is required by the Dietary Supplement Health Education Act ("DSHEA"). To maintain our competitiveness in the marketplace as well as to stay current with new scientific research on nutrient therapies and phytomedicine advances, we have developed and maintain a research library consisting of published research works, biochemical and botanical research, marketing and competitive analyses, clinical and scientific research, pharmacopoeias, and regulatory treatises. The research library also serves as a reference source for the purpose of formulations, drug and ingredient interaction and perhaps most importantly, as validation of the efficacy and function of all existing and future Roex formulations and raw materials. In order to successfully market and sell our products, it is essential to continually develop and update the research and product development library.

We do not conduct primary research for the development of new ingredients. Instead, our research efforts are focused on developing new products in response to market trends and consumer demands. Our staff also continually reformulates existing Roex products in response to changes in nationally advertised brand formulas in order to maintain product comparability. We are, however, responsible for the formulation and development of each Roex product. Each product that is formulated is researched intensively. In the beginning stages, research begins with how the raw materials) work biochemically and where the very best source in the world is for this product, how the product(s) are marketed and a competitive analysis is done (if possible). Often, our products are new to the nutritional supplement marketplace, and no competitive analysis is available. The next stage is to formulate the product. This step is done by one of our laboratories' biochemists and our staff. We currently use several pharmaceutical laboratories all of which are high quality laboratories with excellent reputations in the dietary supplement industry. At the laboratory, the tablet's exact formulation, size, shape, color, coating, compression, etc. is decided. Comparative analysis is then done regarding the industry standards (if any), or possible changes to the industry standards for formulation, size, shape, color, coating, compression, etc. Lastly, the product formulation is finalized and the manufacturing phase begins. In the final stage of the manufacturing process, the tablets are bottled by the laboratory and labeled. Samples of each product are archived for every batch that is run for quality control purposes. Throughout the manufacturing process, the product is inspected to pharmaceutical standards to ensure quality control.


Government Regulation

On January 4, 1994, President Clinton signed into law on behalf of the U.S. Food & Drug Administration, the "Dietary Supplement Health Education Act' ("DSHEA"), concerning among other things, the nutritional labeling of dietary supplements. One of the things that this law has done is to determine exactly what a dietary supplement is, which is defined as: "A product intended to supplement the diet by providing a dietary ingredient intended for ingestion in a supplement form not represented as a sole item of a meal or the diet which is labeled as a dietary supplement and if it is an approved new drug, it was marketed as a dietary supplement prior to such approval. If it is an approved new drug or a drug authorized for investigation for which substantial clinical investigations have been instituted and the existence of which has been made public, and it was not marketed as a dietary supplement prior to the approval, it does not qualify for the definition of nutritional supplement. Also included in the definition of dietary supplements are vitamins, minerals, herbs, botanicals, amino acids, dietary substances used by man to supplement the diet by increasing total dietary intake and concentrates, metabolites, constituents, extracts, or combination of any of these substances."

"DSHEA" requires that all claims made by a manufacturer in the marketing of these products conform to language composed in "structure/function" phraseology. This structure is somewhat limited due to the requirement that no verbiage, claim or act may suggest the product(s)/ingredient(s) act in any way as to: diagnose, treat, cure or prevent any disease. All materials including but not limited to labeling, product literature, oral and verbal sales materials and presentations etc., are required to conform to these restrictions.

According to DSHEA a "statement of dietary support" may be made about a product and/or ingredients if:
o the statement claims a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States, and/or
o describes the role of the nutrient or dietary ingredient intended to affect the structure or function in humans o documents the mechanism by which the nutrient or dietary ingredient acts to maintain such structure or function, and/or
o describes general well-being from consumption of a nutrient or dietary ingredient
o the manufacturer of the supplement has substantiation that such statement is truthful and not misleading

o    the statement contains prominently displayed and in boldface the following:
     "This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease."

DSHEA requires that manufacturers notify the FDA of a nutritional support statement within 30 days after the first marketing of a supplement with the dietary support statement. This reporting provision does not permit FDA Premark approval or require FDA Premark review of the claim(s). At present time, there is no working definition of "substantiation" for a statement. Once the FDA is notified that the statement is being made, it can request the substantiation, and if it disagrees, take legal action where the adequacy of the substantiation would be determined in court. The industry and FDA interpretation of this rating is that making such statements without FDA notification is a violation of this portion of the law.

Further,   DSHEA  establishes   mandatory  labeling   requirements  for  dietary
supplements. A supplement will be deemed misbranded:

o if the label or labeling fails to list the name of each ingredient of the supplement that qualifies as a dietary supplement and the quantity of each such ingredient; if the product is a proprietary blend it is misbranded if the total quantity of all ingredients in the blend is not listed;
o    the product does not bear a product identity as a "dietary supplement';
o it contains an herb or other botanical as a supplement and fails to disclose the part of the plant from which the ingredient is derived; and
o if a supplement is covered by compendium (e.g. United States Pharmacopoeia) specifications and is represented to conform to such specifications, but fails to do so or; the supplement is not in a compendium and fails to have the identity and strength it is represented to possess or fails to meet specifications based on valid assays or other appropriate methods that it is represented to meet.

Dietary supplement labels must also conform to the requirements that nutrition information shall:

o first list those dietary ingredients present in the product in a significant amount and for which an RDI (Recommended Daily Intake) has been established, followed by other dietary ingredients for which no RDI has been established and a listing of the quantity per serving of the dietary supplement (with a statement of source being optional).

The nutrition information must immediately precede ingredient-listing information, but no ingredient need be listed twice. The law also provides that a statement of the level of a dietary ingredient in a product for which there is not an RDI does not result in the product being misbranded.

o Finally, DSHEA addresses new dietary ingredients, i.e. a dietary ingredient that was not marketed in the United States prior to October 15, 1994. The law specifically states that a dietary ingredient marketed prior to October 15, 1994 is not a new dietary ingredient. In order to market a new dietary ingredient without the product being adulterated, the product must:
o contain only dietary ingredients that have been present in the food supply as an article used for food in a form in which the food has not been chemically altered (i.e. an ingredient in a "food" that has not previously been sold as a dietary supplement) or
o there is a history of use or other evidence of safety for the ingredient when used as recommended and the manufacturer or distributor provides all relevant information to the FDA 75 days before introducing the product into interstate commerce. The information is to be kept confidential by the FDA for a period of 90 days after its receipt, after which time, the information will be made available to the public. This law also provides a mechanism for petitioning.

Trademarks. Roex is a registered trademark of the Company. In addition, the names "PC-95", "WOW", "Incite", and "Advanced Men's Formula" are all pending, with applications having been filed in the U.S. Patent and Trademark Office. These registrations are being monitored by our regulatory and trademark attorney.

Licensing Agreements. Roex maintains licensing agreements with a number of raw material suppliers which allows inclusion of that supplier's trademarked logos on all marketing materials containing these ingredients. These agreements allow use of camera ready logos to be displayed on packaging, labels, and collateral materials, providing instant national recognition to the consumer of high-quality ingredients within Roex formulations. As an added benefit to Roex, several of these licensing agreements also provide a financial discount off the bulk purchase price of raw materials from these suppliers. These agreements are effective at the time of contract signing and remain in effect throughout the life of each product.

Our Employees

We currently employ 32 full time employees of whom seven are in management and administration, 22 sales and marketing and three in warehousing and distribution. Our employees are not unionized, and we believe our relationship with our employees is good.

Our Facilities

Our principal offices are located at 2081 Business Center Drive, Suite 185, Irvine, California 92612, telephone number (714) 476-8675. We lease approximately 7,400 square feet of space under an operating lease, which encompasses most operations: administration telemarketing, shipping/receiving, and inventory control. The annual rent is approximatley $120,000 and the lease expires February 28, 2001. Shipping and receiving operate in a separate 2,000 square foot facility with lease expiring on the same date as the main facility. We anticipate that we will require additional office space of approximately 5,000 square feet within the next six months. Office space of this size is readily available in the proximity of our location.

Legal Proceedings

We are not a party to any legal proceedings.


                                   MANAGEMENT

Executive Officers and Directors

Our officers and directors and their ages are as follows:


                                                                      First Year
                                                 Position              Elected
Nominees                                      with Company             Director        Age
--------                                 -----------------------       --------        ---


Rodney H. Burreson                        Chairman of the Board,         1994          66
                                          President and Chief
                                          Executive Officer

Derek Burreson                            Director, Chief Operating      1999          31
                                          Officer and Secretary

William B. Barnett                        Director                       1998          58

Robert Stuckelman                         Director                       1998          67

Shri K. Mishra, M.D., M.S.                Director                       1999          57


BUSINESS EXPERIENCE OF DIRECTORS

Rodney H.  Burreson is the Founder,  Chairman of the Board of  Directors,  Chief
Executive Officer and President of the Company and has served in those capacities since its inception in July 1994. Since earning his degree in business in 1960 from the University of Minnesota, Mr. Burreson has spent his entire career in sales and marketing in a myriad of industries, including, but not limited to, insurance, real estate, and financial services. Always interested in the nutrition/fitness industry, Mr. Burreson, through his radio talk shows and seminars, has become a recognized name in nutrition and dietary supplement industries.

Derek Burreson is the Chief Operating Officer and Secretary of Roex and was elected a director in July 1999. His primary responsibilities include telemarketing,management information systems, shipping and customer services. Other responsibilities include media manager (radio and TV) as well as hosting daily live radio programs. Prior to joining the Company in January 1996, Mr. Burreson was a registered cta (commodities trading advisor) and broker whose responsibilities included publishing a monthly newsletter (trend watch), customer account executive, head of market analysis and daily market recommendations. Mr. Burreson graduated in 1992 from Cal State San Bernardino University with a degree in marketing and finance.

William B. Barnett has served as a Director of the Company since September 1998. Mr. Barnett has been an attorney for over 25 years, specializing in corporate and securities law and is in private practice in Sherman Oaks, California. Mr. Barnett formerly taught corporate and securities law in the paralegal program at California State University at Los Angeles. Mr. Barnett received his L.L.B. from De Paul University Law School in Chicago, Illinois.

Robert Stuckelman has served as a director of the Company since September 1998. He founded and served as President of CompuMed, Inc. (a manufacturer and distributor of medical products), from 1973 to 1982 and from 1989 to 1994. He has been a director of CompuMed since its inception to the present. From 1982 to 1989 and from 1994 until the present he has been a business consultant to small companies and large corporations. He has been on the Board of Directors of the Board of Medical Resources Management, Inc. since 1996 to the present. He holds a Master's degree in Electrical Engineering from USC and a Bachelor's degree in Electrical Engineering from Cornell University.

Shri K. Mishra, M.D., M.S. (Administrative Medicine), was appointed a director in 1999. He has been a practicing neurologist, a teaching professor and a researcher and administrator as Associate Dean at the USC School of Medicine since 1987. He is also the coordinator of the Integrative (alternative and conventional) Medicine program at USC and is a staff neurologist at the Sepulveda VA Hospital. He has been Medical Director of the VA out patient clinic in Los Angeles. He is involved at USC on the World Bank AIDS prevention program in India. He previously served as the Chief of Neurology at the University of Mississippi Medical Center. He lectures extensively at medical conferences in the United States, India, and other foreign countries. He received his initial medical degree from BHU Varanasi, India, in 1964. He subsequently received M.D. medical degree from the University of Toronto in 1971. He was board certified in Neurology in 1976, and received his M.S. in Administrative Medicine from the University of Wisconsin, in Madison, in 1990. He also has a Doctor of Ayurvedic Medicine from BHU Varanasi, India. He is Chair of Study Section of National Center for Complementary Alternative Medicine of the National Institute of Health. He has been involved as a health care consultant for profit and non-profit organizations.

Election of Directors

Each Director of Roex is elected at the annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his or her successor is elected and qualified. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his or her successor is elected or qualified.

Directors' Compensation

Directors who are not employees of Roex are paid $500 per meeting and are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings. Directors are also eligible to participate in Roex's 1999 Stock Incentive Plan.

Committees of the Board of Directors

The Board of Directors has appointed a Compensation Committee consisting of Messrs. Mishra, Barnett and Stuckelman. The Compensation Committee reviews and evaluates the compensation and benefits of all of Roex's officers, reviews general policy matters relating to compensation and benefits of Roex's employees and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers Roex's stock option plan.

The Board of Directors has also appointed an Audit Committee consisting of Messrs. R. Burreson, Barnett and Stuckelman. The Audit Committee reviews, with Roex's independent auditors, the scope and timing of the auditors' services, the auditors' report on Roex's financial statements following completion of the auditors' audit, and Roex's internal accounting and financial control policies and procedures. In addition, the Audit Committee will make annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

Our Articles of Incorporation, as amended, limit the liability of directors to the maximum extent permitted by California law. California law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of the indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not California law would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Roex pursuant to the provisions of our charter documents or California law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Executive Compensation

The following table sets forth the compensation earned by Rodney H. Burreson, Roex's founder and Chief Executive Officer, during the fiscal year ended December 31, 1998. Mr. Burreson is the only officer of Roex whose salary exceeded $100,000 for such fiscal year. No bonuses have ever been paid to Mr. Burreson. Mr. Burreson receives as a salary 6% of the gross sales of Roex, plus $750/month car allowance.



                                                             Long-Term Compensation
Name and                                                            Awards                  All Other
Principal                   Annual Compensation               Securities Underlying         Compen-
Position        Year     Salary($)    Bonus($)     Other($)          Options                 ation($)
------------  -------  -----------   ---------    ---------  -----------------------       -----------

Rodney H.
  Burreson,     1998    $218,168        -0-           *               -0- **                   -0-
Pres. & CEO     1997     207,554        -0-           *               -0-                      -0-
                1996      61,193        -0-          -0-              -0-                      -0-
--------------------

*    Mr. Burreson receives a car allowance of $750.00 per month.
** No options were granted to Mr. Burreson in 1998. Mr. Burreson did receive options in 1999. See "1999 Stock Incentive Plan."

1999 Stock Incentive Plan

On May 12, 1999, our Board of Directors approved a 1999 Stock Incentive Plan (the "1999 Plan"). The purpose of the 1999 Plan is to enable us to recruit and retain selected officers and other employees by providing equity participation in Roex to such individuals. Under the 1999 Plan, regular salaried employees, including directors who are full time employees, may be granted options exercisable at not less than 100% of the fair value of the share at the date of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of all classes of stock of the Company must be 110% of the fair market value of the Common Stock on the date of grant and the duration may not exceed five years. Since there is no public market for our shares, the fair market value has been determined from time to time by the Board of Directors. Options generally become exercisable at a rate of 33% of the shares subject to option one year after grant. The remaining shares generally become exercisable ratably over an additional 24 months. The duration of options may not exceed ten years. Options under the Plan are nonassignable, except in the case of death and may be exercised only while the optionee is employed by Roex or, in certain cases, within a specified period after termination of employment (within three months) or death (within twelve months). The purchase price and number of shares that may be purchased upon exercise of options are subject to adjustment in certain cases, including stock splits, recapitalizations and reorganizations.

The amount of options granted and to whom, are determined by the Compensation Committee of the Board of Directors at their discretion. There are no specific criteria, performance formulas or measures.

Under the 1999 Plan, there are 1,000,000 common shares available for grant.

The following table sets forth certain information with respect to all qualified and non-qualified stock options held as of September 30, 1999 by our executive officers under the 1999 Plan. All options are exercisable at a price equal to fair market value on date of grant and terminate ten years from date of grant, or such shorter period as is determined by the Board of Directors.


                                                                                          Number of
                                                                                           Shares
                             Date of          Amount of     Exercise    Expiration       Currently
Name                          Grant            Shares        Price         Date          Exercisable
-------------------        -----------      -------------  ----------  ------------     -------------

Rodney H. Burreson           7/14/99            60,000       $1.65        7/13/04               -0-
                             7/14/99            90,000 (1)    1.50        7/13/09            90,000

Derek Burreson               7/14/99            60,000        1.50        7/13/09               -0-
                             7/14/99            40,000 (1)    1.50        7/13/09            40,000

Peter  Weber                 7/14/99            50,000        1.50        7/13/09               -0-

Dennis M. Watson             7/14/99            50,000        1.50        7/13/09               -0-

William B. Barnett           7/14/99            75,000 (1)    1.50        7/13/09            75,000
                             8/19/98            25,000 (1)     .50        8/18/08            25,000

Robert Stuckelman            7/14/99            75,000 (1)    1.50        7/13/09            75,000
                             8/19/98            25,000 (1)     .50        8/18/08            25,000

Shri K. Mishra               7/14/99            50,000 (1)    1.50        7/13/09            50,000



(1)  Non-qualified stock options.


                          SECURITY OWNERSHIP OF CERTAIN

                       BENEFICIAL OWNERS AND MANAGEMENT(1)


The following table sets forth certain information known to Roex regarding beneficial ownership of Roex's common stock at October 31, 1999 and as adjusted to reflect the sale of the shares of common stock in this offering by:


- each person known by Roex to be the beneficial owner of more than 5% of Roex's common stock;

- Roex's Chief Executive Officer, the only executive officer whose salary and bonus during the fiscal year ended December 31, 1998 exceeded $100,000 for such fiscal year;

-    each of Roex's directors and executive officers; and


-    all executive officers and directors as a group.



                                                                       Percentage of Outstanding
                                                                             Common Stock
                                        Shares            Prior to Offering              After Offering
 Name and Address                    Beneficially         ------------------             -----------------
of Beneficial Owner                     Owned (1)                                        Minimum    Maximum
-------------------                 ---------------                                      --------   --------

Rodney H. Burreson                     2,890,000                   54.7                     46.8      42.6
2081 Business Center Drive
Suite 185
Irvine, CA 92612

Derek Burreson                            90,000                      *                        *         *
2081 Business Center Drive
Suite 185
Irvine, CA 92612

Peter Weber                                  -0-                      *                        *         *
2081 Business Center Drive
Suite 185
Irvine, CA 92612

William B. Barnett                       115,000(2)                   *                        *         *
15233 Ventura Boulevard
Suite 1110
Sherman Oaks, CA 91403

Robert Stuckelman                        115,000(3)                   *                        *         *
2081 Business Center Drive
Suite 185
Irvine, CA 92612

Shri M. Mishra, M.D., M.S                 50,000(4)                   *                        *         *
2081 Business Center Drive
Suite 185
Irvine, CA 92612

Bison Group                              698,100                   13.2                     11.3      10.3
315 Arden Drive
Glendale, CA 91206

All Officers and Directors
as a group (6 in number)               3,260,000                   61.7                     52.7      48.1



*    Represents less than 1% of issued and outstanding shares.

(1) The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and, except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder. Pursuant to the rules of the Commission, in calculating percentage ownership, each person is deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this Prospectus, but shares subject to options or warrants owned by others (even if exercisable within 60 days) are deemed not to be outstanding.

(2) Does not include $25,000 of debentures which may be converted into 36,333 shares of common stock.

(3) Does not include $25,000 of debentures which may be converted into 36,333 shares of common stock .

(4) Does not include $4,000 of debentures which may be converted into 2,667 shares of common stock.

                             METHOD OF DISTRIBUTION


We are offering to sell up to 1,000,000 shares of our Common Stock. The Common Stock will be offered by our officers and directors on a "mini-max basis. If we are unable to sell at least 500,000 shares of the Common Stock offered hereby, we will cancel this offering and return all monies collected from subscribers and held in escrow without interest or deduction. We may retain a Placement Agent and/or use the services of NASD member broker/dealers to assist us in the sale of the shares. There are currently no placement agents or brokier/dealers involved in this offering. We may pay broker/dealers or placement agents fees of up to 13% of the gross offering proceeds.

The Common Stock will be sold at the price of $5.00 per share. The minimum number of shares a subscriber is required to purchase in order to subscribe to the offering hereby will be 100 shares. We reserve the right to withdraw, cancel or modify the offering hereby and to reject subscriptions, in whole or in part, for any reason.

DETERMINATION OF OFFERING PRICE

Prior to the offering hereby, there has been no public market for the Common Stock. The offering price has been arbitrarily determined by the Company and may not be indicative of the market price for the Common Stock after this offering. In determining the offering price, the Company considered, among other things, the earnings of comparable publicly traded nutritional supplement companies and the trading price of the stock of those companies. The Company makes no representations as to any objectively determinable value of the Common Stock.

SUBSCRIPTION PROCEDURES

After the registration statement has been declared effective, the Company will provide to each prospective investor a copy of the final Prospectus relating to this offering which includes an agreement to purchase shares of the Common Stock (the "Subscription Agreement"). Completed Subscription Agreements, together with the appropriate payment for the Common Stock, must be mailed to the Escrow Agent. See "Summary - How to Purchase Shares." The Company's acceptance of a subscription shall be evidenced solely by the delivery to the Subscriber of a written confirmation of sale. Receipt of a Subscription Agreement and/or deposit with the Escrow Agent for the subscribed shares as described herein shall not constitute acceptance of a subscription. All subscription payments and executed Subscription Agreements will be delivered to[BANK], the Escrow Agent. Until the Initial Closing, the subscription payments will be deposited into an escrow account established with the Escrow Agent, subject to the Initial Closing on such escrowed funds once the Company has accepted subscriptions for at least 500,000 shares. After the Initial Closing, subscription proceeds shall be deposited by the Escrow Agent in a segregated account, subject to subsequent closings on additional subscriptions received from time to time as determined by Roex. Roex Agent will process and consider for acceptance all qualified subscriptions in the order received. Stock certificates will not be issued to subscribers until such time as good funds related to the purchase of Common Stock by such subscribers are released from the escrow account to Roex by the Escrow Agent with respect to the initial closing, or from the segregated subscription account to Roex, with respect to subsequent closings. Until such time as stock certificates are issued to the subscribers, the subscribers will not be considered shareholders of Roex.

Subscribers will have no right to a return of their subscription payment held in the escrow account or the segregated subscription account until Roex decides not to accept such payment; all interest earned on such funds will belong to Roex.

                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we will have outstanding a total of 6,288,584 shares of Common Stock, assuming the sale of all of the shares covered by this offering. Of these shares, the 1,000,000 shares offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"), unless held by "affiliates" of Roex, as that term is defined in Rule 144 under the Act ("Rule 144"). The remaining 5,281,084 shares of Common Stock outstanding upon completion of the offering are "restricted securities" as that term is defined in Rule 144. All of these shares will be eligible for sale in the public market after the date of this Prospectus, all under and subject to the restrictions contained in Rule 144.

In addition, we have reserved a total of 220,000 shares of Common Stock for issuance upon conversion of the outstanding Convertible Notes and 496,350 for issuance upon exercise of the outstanding Warrants and options. The shares of Common Stock issuable upon such conversion and exercise will be "restricted securities" and may be resold upon compliance with the holding period, volume limitations, manner of sale and other provisions of Rule 144. Generally, the holding period for the shares issuable on such conversion of Notes will begin upon purchase of the Notes and the holding period for shares relating to the Warrants will not begin until the effective date of such exercise.

In general, under Rule 144 as currently in effect, a person (or persons whose stock is aggregated) who has beneficially owned the stock for at least one year (including the holding period of any prior owner except an affiliate from whom such stock was purchased) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares of stock that does not exceed the greater of (a) one percent of the number of shares of Common Stock then outstanding, or
(b) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about Roex. Persons other than affiliates who have beneficially owned such stock for at least two years are not subject to the notice, manner of sale, volume or public information requirements and may sell such shares immediately following the Offering.

Prior to the Offering, there has not been any public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair our ability to raise capital through the sale of equity securities.

                          DESCRIPTION OF CAPITAL STOCK

The Amended Articles of Incorporation authorize capital stock consisting of 50,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, $.01 par value.

Common Stock

As of September 30, 1999, there were 5,288,584 shares of common stock outstanding that were held of record by approximately 40 shareholders.

Each outstanding share of common stock is entitled to one vote on all matters to be submitted to a vote of shareholders, except that, upon giving the notice required by law, shareholders may cumulate their votes in the election of directors. Holders do not have preemptive rights, so we may issue additional shares that may reduce each holder's voting and financial interest in our company. The right of holders of our common stock to receive dividends may be restricted by the terms of any shares of our preferred stock issued in the future. If we were to liquidate, dissolve, or wind up our affairs, holders of common stock would share proportionately in our assets that remain after payment of all of our debts and obligations and after any liquidation payments with respect to preferred stock.

Preferred Stock

Our board has authority, without further action by the shareholders, to issue up to 5,000,000 of preferred stock, par value $.01. We can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, and conversion rights. This could dilute the voting strength of the holders of common stock and may help our management impede a takeover or attempted change in control.

Convertible Notes

We have issued in two private placements Convertible Promissory Notes in the aggregate principal amount of $145,000. All of the Notes have an interest rate of 12% per annum. $30,000 of the Notes are due and payable on October 4, 2000, and $115,000 are due and payable on June 30, 2002. Each of the Notes was issued in exchange for cash.

The Notes issued under both placements may be converted into shares of common stock at any time prior to maturity. For the Notes issued under the placement commenced September 1998, the holder may convert the Note into that number of shares of common stock determined by dividing the face amount of the Note by $.50. For the Notes issued under the placement commenced June 1999, the holder may convert the Note into that number of shares of common stock determined by dividing the face amount of the Note by $1.50. We have reserved for issuance on conversion of the Notes a total of 220,000 shares of our common stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, 2nd Floor, Glendale, CA 91204; telephone:
(818) 502-1404.

                                  LEGAL MATTERS

The legality of our securities offered will be passed on for Roex by the Law Offices of William B. Barnett, 15233 Ventura Boulevard, Suite 1110, Sherman Oaks, California 91403. Mr. Barnett is a Director of the Company and owns 15,000 shares of the Company's common stock. He is also owed $25,000 by the Company and holds a convertible debenture for this amount.


                                     EXPERTS

The audited financial statements of Roex included in this Prospectus and elsewhere in the Registration Statement have been audited by Stonefield, Josephson, Inc., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance given upon their authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 relating to the shares covered by this offering. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to Roex and the shares offered hereby, reference is made to such Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Roex and the shares, reference is made to the Registration Statement and the exhibits and schedules thereto. You may read any document we file with the Commission at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission also are available to the public from the Commission's Web site at http://www.sec.gov.

After the completion of this Offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected or copied at the Commission's public reference rooms and through the Commission's Web site (http://www.sec.gov).

                                   ROEX, INC.

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                    CONTENTS

                                                                Page
                                                               ------
Independent Auditors' Report                                      1

Financial Statements:
  Balance Sheets                                                  2
  Statements of Operations                                        3
  Statements of Stockholders' Deficit                             4
  Statements of Cash Flows                                      5-6
  Notes to Financial Statements                                7-14

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Roex, Inc.
Irvine, California


We have audited the accompanying balance sheet of Roex, Inc. as of December 31, 1998, and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roex, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.





CERTIFIED PUBLIC ACCOUNTANTS

Newport Beach, California
April 27, 1999, except for Note 6 as to which the date is August 31, 1999

                                   ROEX, INC.

                                 BALANCE SHEETS



                                         ASSETS                                            September 30,       December 31,
                                                                                                1999               1998
                                                                                          ---------------   --------------
                                                                                             (unaudited)

Current assets:
  Cash                                                                                    $       151,287   $       54,307
  Accounts receivable, net                                                                          5,827            3,737
  Loans to officer-stockholder                                                                     29,152           29,152
  Inventory                                                                                       224,035          200,576
  Prepaid expense                                                                                  11,778            3,114
                                                                                          ---------------   --------------

          Total current assets                                                                    422,079          290,886
                                                                                          ---------------   --------------

Property and equipment, net of
  accumulated depreciation and amortization                                                       100,544           80,945
                                                                                          ---------------   --------------

Other assets:
  Deposits                                                                                         14,623           11,351
  Deferred offering costs                                                                          91,377                -

          Total other assets                                                                      106,000           11,351
                                                                                          ---------------   --------------

                                                                                          $       628,623   $      383,182
                                                                                          ===============   ==============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable and accrued expenses                                                   $       191,626   $      380,221
  Current maturities of obligations under capitalized leases                                       22,790           19,250
  Current maturities of notes and loans payable                                                   520,111          158,638
                                                                                          ---------------   --------------

          Total current liabilities                                                               734,527          558,109
                                                                                          ---------------   --------------

Obligations under capitalized leases,
  less current maturities                                                                          48,060           14,741
                                                                                          ---------------   --------------

Notes and loan payable, less current maturities                                                   358,115          750,873
                                                                                          ---------------   --------------

Stockholders' deficit:
  Common stock; no par value, 15,000,000 shares
  authorized, 5,281,084 shares issued and outstanding                                             677,687          666,437
  Additional paid-in capital                                                                       35,000           35,000
  Stock receivable                                                                                (80,000)         (80,000)
  Accumulated deficit                                                                          (1,144,766)      (1,561,978)
                                                                                          ---------------   --------------

          Total stockholders' deficit                                                            (512,079)        (940,541)
                                                                                          ---------------   --------------

                                                                                          $       628,623   $      383,182
                                                                                          ===============   ==============




See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                            STATEMENTS OF OPERATIONS


                             Nine months ended          Nine months ended
                             September 30, 1999       September 30, 1998           Year ended                 Year ended
                                (unaudited)               (unaudited)             December 31, 1998       December 31, 1997
                           Amount        Percent      Amount    Percent     Amount       Percent        Amount        Percent
                         -----------     -------   -----------  -------   -----------    -------     ------------     -------

Net sales                $ 4,115,068      100.0%   $ 3,002,886   100.0%   $ 3,934,910     100.0%      $ 3,023,518      100.0%

Cost of sales                939,962       22.8        851,546    28.4      1,070,590      27.2           839,474       27.8
                         -----------     -------   -----------  -------   -----------    -------     ------------     -------

Gross profit               3,175,106       77.2      2,151,340    71.6      2,864,320      72.8         2,184,044       72.2
                         -----------     -------   -----------  -------   -----------    -------     ------------     -------

Operating expenses:
  Payroll expenses,
   including payroll
   taxes                   1,121,457       27.3        966,576    32.2      1,273,716      32.4         1,080,212       35.7
  Sales and marketing        827,007       20.1        714,317    23.8        936,764      23.8           804,490       26.6
  General and
   administrative            717,791       17.4        608,323    20.2        772,901      19.7           692,905       22.9
  Debt restructuring
   and loan fees                   -                   220,775     7.4        229,775       5.8                 -
  Interest                    90,839        2.2         77,876     2.6        113,628       2.9           117,484        3.9
                          -----------     -------   -----------  -------   -----------    -------     ------------     -------
                           2,757,094       67.0      2,587,867    86.2      3,326,784      84.6         2,695,091       89.1
                          -----------     -------   -----------  -------   -----------    -------     ------------     -------
Net income (loss)
 before  provision
 for income taxes            418,012       10.2       (436,527)  (14.6)      (462,464)    (11.8)         (511,047)     (16.9)

Provision for income
 taxes                           800                       800                    800                         800
                          -----------     -------   -----------  -------   -----------    -------     ------------     -------
Net income (loss)         $  417,212       10.2%    $ (437,327)  (14.6)%   $ (463,264)    (11.8)%     $  (511,847)     (16.9)%
                          ===========     =======   ===========  =======   ===========    ========    ============     =======
Net income (loss) per
 share -
  Basic and diluted       $     0.08                $    (0.09)            $    (0.10)                $     (0.11)
                          ===========               ===========            ===========                ============

Weighted average common
 equivalent shares
 outstanding -
  Basic and diluted        5,288,201                 4,686,059              4,826,870                   4,536,233
                          ===========               ===========            ===========                ============


See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                            Common stock                              Additional                          Total
                                    ---------------------------          Stock         paid-in       Accumulated      stockholders'
                                    Shares               Amount       receivable       capital         deficit           deficit
                                  ----------           ----------    ------------    -----------   --------------    ---------------

Balance at January 1, 1997        4,475,000            $  393,750     $  (50,000)    $             $  (586,867)       $    (243,117)

Issuance of common stock            200,000                40,000        (40,000)

Net loss for the year ended
  December 31, 1997                                                                                   (511,847)            (511,847)
                                  ----------           ----------    ------------    -----------   --------------    ---------------

Balance at December 31, 1997      4,675,000               433,750        (90,000)                   (1,098,714)            (754,964)

Common stock surrendered            (50,000)              (10,000)        10,000

Issuance of common stock from
  private placement offering         44,334                59,162                                                            59,162

Issuance of common stock related
  to debt restructuring and loan
  fees                              611,750               183,525                                                           183,525

Issuance of common stock options
  related to debt restructuring                                                         35,000                               35,000

Net loss for the year ended
  December 31, 1998                                                                                   (463,264)            (463,264)
                                  ----------           ----------    ------------    -----------   --------------    ---------------

Balance at December 31, 1998      5,281,084               666,437        (80,000)       35,000      (1,561,978)            (940,541)

Issuance of common stock from
  private placement offering          7,500                11,250                                                            11,250

Net income for the nine months
 ended September 30, 1999
 (unaudited)                                                                                           417,212              417,212
                                  ----------           ----------    ------------    -----------   --------------    ---------------

Balance at September 30, 1999
 (unaudited)                      5,288,584            $  677,687     $  (80,000)    $  35,000     $(1,144,766)      $     (512,079)
                                 ===========           ===========    ===========    ============  ============      ===============



See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                             Nine months ended                        Year ended
                                                       -----------------------------        ------------------------------
                                                       September 30,    September 30,         December         December
                                                           1999             1998                1998             1997
                                                       --------------   -------------       --------------   -------------
                                                        (unaudited)      (unaudited)
Cash flows provided by (used for)
 operating activities:
  Net income (loss)                                    $      417,212   $   (437,326)       $     (463,264)  $   (511,847)
                                                       --------------   -------------       ---------------   ------------

 Adjustments to reconcile net income
  (loss) to net cash provided by operating
  activities:
      Allowance for doubtful accounts                               -              -                 4,950              -
      Depreciation and amortization                            40,400         41,169                62,187         48,263
      Loan fees related to debt restructuring                       -        220,775               218,525              -

 Changes in assets and liabilities:
  (Increase) decrease in assets:
      Accounts receivable                                      (2,089)       (20,468)               (3,548)        (5,139)
      Inventory                                               (23,459)        (4,989)               11,206        (76,566)
      Prepaid expenses                                         (8,665)         9,092                 6,770         (9,884)
      Other assets                                             (3,272)       (10,197)              (10,473)        16,237

  Increase (decrease) in liabilities -
      accounts payable and accrued expenses                  (188,595)       157,965                66,213        240,653
                                                        --------------   -------------       ---------------   ------------

          Total adjustments                                  (185,680)       393,347               355,830        213,564
                                                        --------------   -------------       ---------------   ------------

          Net cash provided by (used for)
            operating activities                              231,532        (43,979)             (107,434)      (298,283)
                                                        --------------   -------------       ---------------   ------------

Cash flows used for investing activities -
  payments to acquire property and equipment                  (13,804)        (5,931)               (5,352)       (27,170)
                                                        --------------   -------------       ---------------   ------------

Cash flows provided by (used for)
 financing activities:
  Advances to officer-stockholder                                   -         (1,892)               (1,892)       (31,667)
  Payments on notes and loan payable, other                  (131,286)      (131,169)              (14,580)             -
  Proceeds from notes and loan payable, other                 100,000        100,000                     -        501,530
  Deferred offering costs                                     (91,377)             -                     -              -
  Payments on obligation under capital leases                  (9,335)       (13,045)              (15,192)       (39,093)
  Proceeds from private placement, net of
    offering costs                                             11,250              -                59,162              -
                                                        --------------   -------------       ---------------   ------------

          Net cash provided by (used for)
            financing activities                             (120,748)       (46,106)               27,498        430,770
                                                        --------------   -------------       ---------------   ------------

Net increase (decrease) in cash                                96,980        (96,016)              (85,288)       105,317
Cash and cash equivalents, beginning of year                   54,307        139,595               139,595         34,278
                                                        --------------   -------------       ---------------   ------------

Cash and cash equivalents,
  end of year and/or period                            $      151,287   $     43,579        $       54,307   $    139,595
                                                       ==============   =============       ==============    ============



See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                             Nine months ended                        Year ended
                                                       ------------------------------       ----------------------------
                                                       September 30,    September 30,          December        December
                                                           1999             1998                 1998            1997
                                                       --------------   -------------        -------------   -------------
                                                        (unaudited)      (unaudited)

Supplemental disclosure of cash flow
  information:
    Interest paid                                      $       90,839   $     77,876        $      113,628   $    117,484
                                                       ==============   ============        ==============   ============
    Income taxes paid                                  $          800   $        800        $          800   $        800
                                                       ==============   ============        ==============   ============


Supplemental disclosure of non-cash
  investing and financing activities:
    Issuance of common stock related to
      debt restructure                                 $            -   $    174,525        $      183,525   $          -
                                                       ==============   ============        ==============   ============
    Issuance of common stock options
      related to debt restructure                      $            -   $     35,000        $       35,000   $          -
                                                       ==============   ============        ==============   ============
    Cancellation of stocks in exchange for
      elimination of receivable                        $            -   $     10,000        $       10,000   $          -
                                                       ==============   ============        ==============   ============
    Property and equipment acquired under
      capital lease                                    $       46,194   $          -        $            -   $          -
                                                       ==============   ============        ==============   ============




See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


(1)      Summary of Significant Accounting Policies:

         General:

                    Roex, Inc. ("the Company") was incorporated in the State of California on October 5, 1994 as a C corporation.

         Business Activity:

                    The Company retails nutritional supplements to the general public through radio advertising and telemarketing.

         Use of Estimates:

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash:

                    Equivalents

                    For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

                    Concentration

                    The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

         Income Taxes:

                    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which adopts the asset and liability approach to measurement of temporary differences between financial reporting and income tax return reporting. The principal temporary difference is the net operating loss carryforward of approximately $1,400,000 at December 31, 1998. A deferred asset has been provided and completely offset by a valuation allowance, because its utilization does not appear to be reasonably assured.

                    The Company is liable for and has provided for corporate state taxes.




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1998 AND 1997




(1)      Summary of Significant Accounting Policies, Continued:

         Net Loss Per Share:

                    The Company has adopted Statement of Financial Accounting Standard No. 128, Earnings per Share, which is effective for amended and interim periods beginning after December 15, 1997.

                    Basic and diluted net loss per share have been calculated based upon the weighted average number of common shares outstanding during the period. Common stock equivalents, consisting of outstanding common stock options, are not included since they either reduce loss per share, or for the period ended September 30, 1999 (unaudited) are immaterial.

         New Accounting Pronouncements:

                    The Company has adopted Statements of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" and No. 133 "Accounting for Derivative Instruments and Hedging Activities." The Company also adopted Statement of Position No. 98-5 "Reporting on the Costs of Start-up Activities." Adoption of these activities did not materially affect the financial statements.

         Interim Financial Statements (Unaudited):

                    The accompanying unaudited condensed financial statements for the interim periods ended September 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.


(2)      Loans to Officer-Stockholder:

         Loans to officer-stockholder are due on demand, non-interest bearing and unsecured.




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1998 AND 1997




(3)      Inventory:

         Inventory is comprised of the following:


                                                                                   September 30,      December 31,
                                                                                       1999               1998
                                                                                   (unaudited)

                  Finished goods                                                  $      192,175     $      175,890
                  Labels and packaging                                                    31,860             24,686
                                                                                  --------------     --------------

                                                                                  $      224,035     $      200,576
                                                                                  ==============     ==============


(4)      Property and Equipment:

         Property and equipment is comprised of the following:

                  Computer equipment and software                                                    $      165,972
                  Office furniture and equipment                                                             35,786
                  Vehicle                                                                                    24,778
                  Leasehold improvements                                                                      4,003
                                                                                                     --------------

                                                                                                            230,539
                  Less accumulated depreciation and amortization                                            149,594


                                                                                                     --------------
                                                                                                     $       80,945
                                                                                                     ==============

          Total  depreciation  and  amortization  expense  for the  years  ended
          December   31,  1998  and  1997   amounted  to  $62,187  and  $48,263,
          respectively.


(5)      Major Vendor:

          Purchases from three vendors amounted to approximately $648,000 for the year ended December 31, 1998 representing approximately 60% of total purchases. Included in accounts payable and accrued expenses at December 31, 1998 is approximately $98,000 due to these vendors.

          Purchases from four vendors amounted to approximately $614,000 for the year ended December 31, 1997 representing approximately 76% of total purchases.


See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1998 AND 1997



(6)      Notes and Loans Payable:

         Notes and loans payable is comprised of the following:

         Note  payable  to  stockholder,  secured  by all assets of the
           Company and the  personal  guarantee of the  principal-  stockholder, with monthly payments of $16,697 including  principal and interest at
           13.25% per annum through November 1, 2001.                                                $      482,550


         Notes payable,  unsecured,  principal  originally  due at various times starting December 1, 1999 through January 27, 2000,  bearing interest at 12.0% per annum and payable  monthly.  As of August 31, 1999,  the
           due dates were extended to September 30,  2000.                                                  200,000

         Notes payable  unsecured,  payable on demand with interest ranging from
           12.0% to 16.0% per annum, payable monthly, convertible
           into 437,500 shares of common stock.                                                              87,500

         Note payable,  bank, secured by all assets of the Company,  with annual principal payments of $20,000 through August 5, 2001,
           interest due monthly at 13.25% per annum.                                                         60,000

         Notes payable to stockholders/directors,  unsecured, due on October 14,
           2000 with interest at 12.0% per annum, convertible
           into 60,000 shares of common stock.                                                               30,000

         Note payable, related party, unsecured, payable on demand with
           interest at 12.0%.                                                                                30,000

         Loan payable,  other,  secured by related vehicle,  bearing interest at
           9.0% per annum, payable in monthly installments of $635, including
           interest, due November 27, 2001.                                                                  19,461
                                                                                                     ---------------
                                                                                                            909,511
         Less current maturities                                                                            158,638
                                                                                                     ---------------
                                                                                                     $      750,873
                                                                                                     ===============


         The note payable, related party in the amount of $30,000 requires the Company to pay $0.50 per bottle of a certain product sold or $300 per month (interest at 12%), whichever is greater through December 2000.




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1998 AND 1997




(6)      Notes and Loans Payable, Continued:

          In September 1998, the Company restructured its debt obligation to a current stockholder. Pursuant to this debt restructuring agreement, an additional $100,000 was loaned to the Company for working capital. The payment terms were extended through November 1, 2001 and the interest rate was increased from 12.5% to 13.25%. In addition, the Company issued 581,750 shares of its common stock valued at $0.30 per share, paid a $11,250 loan fee and granted 116,350 common stock options with an exercise price of $0.50 per share (see Note 9). These options may be exercised at anytime during the period which expires on the fourth anniversary from the date the Company becomes a publicly traded company. The Company has recorded $229,775 in debt restructuring and loan fees in the accompanying statement of operations related to this transaction.

          In October 1998,  two directors  loaned the Company  $30,000  ($15,000 each) for working capital. These notes bear interest at 12.0% per annum and are due on October 14, 2000. As part of this transaction, the Company issued these directors a total of 30,000 shares valued at $0.30 per share, which is recorded as debt restructuring and loan fees in the accompanying statement of operations.

         The following table summarizes the aggregate maturities of the notes and loan payable as of December 31, 1998:

                  Year ending December 31,
                      1999                                       $      158,638
                      2000                                              552,138
                      2001                                              198,735
                                                                  --------------

                                                                 $      909,511
                                                                  ==============

         Total interest expense for the years ended December 31, 1998 and 1997, including interest on obligations under capital leases, amounted to $113,628 and $117,484, respectively.

         Bridge Financing (Unaudited)

         During July 1999, the Company issued 12% subordinated convertible notes in the amount of $100,000, which are included in notes and loans payable as non-current. These notes are due on June 30, 2002, are unsecured, and interest is payable at the end of each quarter. These notes may be converted at any time prior to the due date into common stock shares of the Company at the conversion rate of $1.50 of debt for one common stock share.




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1998 AND 1997



(7)      Obligations Under Capitalized Leases:

         The Company leases office and computer equipment from unrelated parties under capital leases which are secured by related assets costing $143,117. The following is a schedule by year of future minimum lease payments required under capital leases together with the present value of the net minimum lease payments as of December 31, 1998:

                  Year ending December 31,
                      1999                                      $       23,903
                      2000                                              12,225
                      2001                                               8,499
                                                                --------------

                  Total minimum lease payments                          44,627
                  Less amounts representing interest                    10,636

                  Present value of net minimum lease payments           33,991
                  Less current maturities                               19,250
                                                                --------------
                                                                $       14,741
                                                                ==============

(8)      Commitments, Contingencies and Other:

         Lease Proceedings

         The Company is involved in various routine legal proceedings incidental to the conduct of its normal business operations. The Company's management believes that none of these legal proceedings will have a material adverse impact on the financial condition or results of operations of the Company.

         Operating Leases

         The Company leases its warehouse and office space under two non-renewable operating leases, which expire on February 28, 2001. Pursuant to these lease agreements, the Company is also responsible for maintaining certain minimum insurance requirements and for its proportionate share (approximately 15%) of common area expenses.

         The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 1998:


                                                                    Warehouse and
                                                                     office space      Equipment           Total
                                                                 ---------------    -------------   ---------------
                  Year ending December 31,
                      1999                                       $       120,833    $      23,980   $       144,813
                      2000                                               120,833           23,980           144,813
                      2001                                                20,139           11,990            32,129
                                                                 ---------------    -------------   ---------------

                                                                 $       261,805    $      59,950   $       321,755
                                                                 ===============    =============   ===============



See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1998 AND 1997



(8)      Commitments, Contingencies and Other, Continued:

         Operating Leases, Continued

         Total rent expense amounted to $127,841 and $75,697 for the years ended December 31, 1998 and 1997.

         Royalty Agreement, Related Party

         The Company is party to a royalty agreement with a minority stockholder, which requires the payment of a minimum royalty of $0.50 per bottle of a particular product sold. The agreement expires in November 2003. Total royalty expense for the years ended December 31, 1998 and 1997 paid to this stockholder amounted to $19,027 and $15,238, respectively.

         Advertising

         Advertising costs, consisting primarily of radio advertising, are expensed when incurred, which amounted to approximately $794,000 and $641,000 for the years ended December 31, 1998 and 1997, respectively.

         Principal Stockholder-Officer Compensation

         Effective November 1998, the Board of Directors of the Company approved the compensation of the principal stockholder-officer at 6% of net sales payable monthly.


(9)      Common Stock:

         On November 18, 1998, the Company initiated a private placement offering (the "Private Placement") of 666,667 shares of the Company's common stock at an offering price of $1.50 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 504 of Regulation D. As of December 31, 1998, net proceeds amounted to $59,162, which is net of related offering costs of $7,339, from the issuance of 44,334 shares of its common stock.

          The Company has adopted an incentive Stock Option Plan (the "1999 Plan") that provides for granting of options to acquire common stock of the Company ("Options"). Options under the Plan may be issued to directors, executives, key employees and consultants providing valuable services to the Company. A maximum of 1,000,000 shares of the Company's common stock maybe issued under the Plan. The Board of Directors administers the Plan, selects recipients to whom options are granted and determines the number of shares to be granted. Options granted under the Plan are exercisable at a price determined by the Board of Directors at the time of grant, but in no event less than fair market value. As of December 31, 1998, no options had been granted under this Plan (see Note 6).




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1998 AND 1997




(9)      Common Stock, Continued:

          Pursuant to a debt and debt-restructuring agreement with a current stockholder (See Note 6), the Company granted 116,350 common stock options with an average exercise price of $0.50 per option as an incentive to re-negotiate. The Company also granted 50,000 common stock options to two of its directors at an exercise price of $0.50 per share.

         The number and weighted average exercise prices of options granted for the years ended December 31, 1998 and 1997 are as follows:


                                                                         1998                               1997
                                                             -------------------------------     ---------------------------
                                                                                   Average                           Average
                                                                                  Exercise                          Exercise
                                                                Number              Price          Number             Price
                                                              ---------         -----------      ---------         ----------

         Outstanding at beginning of the year                  581,750            $  0.50            -              $      -
         Outstanding at end of the year                        166,350               0.50          581,750              0.50
         Exercisable at end of the year                        166,350               0.50                -                 -
         Granted during the year                               166,350               0.50          581,750              0.50
         Exercised during the year                                   -                  -                -                 -
         Cancelled during the year                             581,750               0.50                -                 -



         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair market value of the underlying stock on the date of grant, no compensation expense is recognized.

         Proforma information regarding net income and earnings per share, if the Company had accounted for its employee stock options under the fair value method of FASB Statement No. 123 has not been presented as the amounts are immaterial.




See accompanying independent auditors' report.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 204(a)(10) of the California General Corporation Law (the "GCL") permits corporations to eliminate the liability of a Director to the corporation or its stockholders for monetary damages for breach of the Director's fiduciary duty of care. Our Articles of Incorporation include such a provision eliminating the liability of Directors to the fullest extent permissible under California law. Under the GCL directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not California law would permit indemnification.

We are not obligated to indemnify the indemnitee with respect to (a) acts, omissions or transactions from which the indemnitee may not be relieved of liability under applicable law, (b) claims initiated or brought voluntarily by the indemnitee and not by way of defense, except in certain situations, (c) proceedings instituted by the indemnitee to enforce the Indemnification Agreements which are not made in good faith or are frivolous, or (d) violations of Section 16(b) of the Securities Exchange Act of 1934 or any similar statute.

While not requiring the maintenance of directors' and officers' liability insurance, if there is such insurance, the indemnitee must be provided with the maximum coverage afforded to Directors, officers, key employees, agents or fiduciaries if indemnitee is a Director, officer, key employee, agent or fiduciary, respectively. Any award of indemnification to an agent would come directly from our assets, thereby affecting a stockholder's investment.

These indemnification provisions may be broad enough to permit indemnification of our officers and Directors for liabilities (including reimbursement of expenses) arising under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:




                 SEC Filing Fee                                        $ 1,475
                 Nasdaq Listing Fees
                 NASD Filing Fee
                 Printing Expenses
                 Accounting Fees and Expenses
                 Legal Fees and Expenses
                 Blue Sky Fees and Expenses
                 Registrar and Transfer Agent Fees
                 Miscellaneous
                         Total

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

NOTES AND LOANS PAYABLE. On December 31, 1996, Roex issued promissory notes ("Notes") in the amount of $100,000 each to two non-related parties. The Notes were due December 31, 1999 and carried interest of 12% per annum. On August 31, 1999, the two holders of the Notes agreed to extend the due date of the Notes to September 30, 2000.

In  January  1998,  Roex  borrowed  $30,000  from  Prostate,   Ltd.,  a  limited
partnership comprised of three non-affiliated limited partners. The borrowing is evidenced by a demand promissory note with interest at 12% per annum.

In September 1998, we restructured our debt obligation to a current stockholder. Pursuant to this debt restructuring agreement, an additional $100,000 was loaned to us for working capital. The payment terms were extended through November 1, 2001, and the interest rate was increased from 12.5% to 13.25%. In addition, we issued 581,750 shares of our Common Stock, valued at $0.30 per share, paid an $11,250 loan fee and granted 116,350 Common Stock options with an exercise price of $0.50 per share to the lender. These options may be exercised at any time during the period which expires on the fourth anniversary from the date we become a publicly traded company.

In October 1998, two of our directors loaned us an aggregate of $30,000, evidenced by convertible subordinated promissory notes with interest at 12% per annum (the "Notes"). The Notes are due on October 4, 2000. The holders of the Notes may convert the Notes into 60,000 shares of Roex Common Stock at any time prior to October 4, 2000. In connection with this loan, Roex issued 30,000 shares valued at $0.30 per share to the two directors.

Between December 1998 and January 1999, we sold 51,834 shares of our Common Stock at $1.50 per share (or an aggregate of $86,751) to 27 persons. The sales were made pursuant to a private placement and were sold by the officers and directors of Roex. No commissions were paid for sales of stock.

Between July and November 1999, pursuant to a private placement, we issued Convertible Promissory Notes (the "Notes") to 11 people in the aggregate amount of $165,000. The notes have interest rates of 12% per annum and are convertible into shares of Common Stock at $1.50 per share at any time prior to the due date of June 30, 2002.

No commissions were paid for the sale of the Notes.

Roex's issuance of all of the foregoing securities were effected in transactions exempt from registration under section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

ITEM 27. EXHIBITS.

        The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

EXHIBIT
NUMBER                                DESCRIPTION
-------     --------------------------------------------------------------------


            Charter Documents
3           3.1   Articles of Incorporation
            3.2   Bylaws
4           Instruments defining rights of holders
            4.1   Form of Convertible Promissory Note issued October 1998
            4.2   Form of Convertible Promissory Note issued between
                  July and October, 1999
            4.3   Subscription Agreement for this Offering
5                 Opinion of Law Offices of William B. Barnett*
10          Material Contracts
            10.1  Escrow Agreement with _________________ applicable
                  to this Offering*
            10.2  1999 Stock Incentive Plan
            10.3  Loan Restructure Agreement with Bison Development  Fund,
                  L.P.
            10.4  Stock Option granted to Bison Development Fund, L.P.

23          Consents of Experts and Counsel
                  23.1 Consent of Law Offices of William B. Barnett (filed as part of Exhibit 5 hereto)*
                  23.2  Consent of Stonefield, Josephson, Inc.


*      To be filed by amendment




ITEM 28. UNDERTAKINGS.

The undersigned registrant undertakes:

         (1) To provide at the initial closing and each subsequent interim closing of this offering stock certificates in such denominations and registered in such names so as to permit our prompt delivery of the certificates to the investors participating in such closing.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectusany facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the information statement;

                    (iii)to include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November ___, 1999.



                             ROEX, INC.




                             By: /s/ RODNEY H. BURRESON
                                     ------------------------------------------
                                     Rodney H. Burreson, Chief Executive Officer



In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney H. Burreson, Derek Burreson and each of them, such person's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act, which relates to this Registration Statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

NAME                                              TITLE
DATE

/s/ RODNEY H. BURRESON         Chairman of the Board and Chief Executive Officer
----------------------
Rodney H. Burreson
November ___, 1999


/s/ DEREK BURRESON             Chief Operating Officer, Secretary and Director
----------------------
Derek Burreson
November ___, 1999



/s/ PETER WEBER                Chief Financial Officer (Principal Financial and
---------------------          Accounting Officer)
Peter Weber
November ___, 1999


/s/ ROBERT STUCKELMAN
----------------------------   Director
Robert Stuckelman
November ___, 1999

/s/ WILLIAM B. BARNETT
----------------------------   Director
William B. Barnett
November ___, 1999


/s/ SHRI K. MISHRA
--------------------------     Director
Shri K. Mishra, M.D., M.S.
November ___, 1999